EXHIBIT 99.1
Item 6. Selected Financial Data
     The data set forth below should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations and the consolidated financial statements and related notes included elsewhere herein.

						Period from
						December 19,
						2000
						(Inception) to
	Year Ended December 31,					December 31,
	2008	2007	2006	2005	2004	2008
	(In thousands, except per share data)
Consolidated Statement of Operations Data:
Revenue	$486	$—	$1,028	$2,230	$2,436	$7,431
Operating expenses:
Research and development(1)	61,565	45,645	36,494	26,235	15,147	204,683
General and administrative(1)	17,641	14,888	9,969	9,654	4,155	62,704
Acquired in-process research and development	—	—	—	—	—	3,916

Total operating expenses(1)	79,206	60,533	46,463	35,889	19,302	271,303

Loss from operations	(78,720)	(60,533)	(45,435)	(33,659)	(16,866)	(263,872)
Interest and other income and interest expense, net	1,679	4,623	1,909	1,257	241	10,225

Net loss	(77,041)	(55,910)	(43,526)	(32,402)	(16,625)	(253,647)
Loss attributed to noncontrolling interest in Symphony Allegro, Inc.	18,591	10,791	1,720	—	—	31,102

Net loss attributable to Alexza common stockholders	$(58,450)	$(45,119)	$(41,806)	$(32,402)	$(16,625)	$(222,545)

Basic and diluted net loss per share attributable to Alexza common stockholders	$(1.81)	$(1.58)	$(2.13)	$(18.98)	$(11.41)

Shares used to compute basic and diluted net loss per share attributable to Alexza common stockholders	32,297	28,605	19,584	1,707	1,457

(1)	Includes stock-based compensation as follows:

						Period from
						December 19,
						2000
						(Inception) to
	Year Ended December 31,					December 31,
	2008	2007	2006	2005	2004	2008
	(In thousands)
Research and development	$2,926	$1,885	$1,770	$167	$59	$6,852
General and administrative	2,520	1,531	447	874	—	5,372

Total	$5,446	$3,416	$2,217	$1,041	$59	$12,224

     During the year ended December 31, 2005, we recorded compensation expense in relation to the extinguishment of officer notes receivable, representing $875,000 of research and development expense and $3.1 million of general and administrative expense.

	December 31,
	2008	2007	2006	2005	2004
	(In thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents and marketable securities	$37,556	$69,391	$42,623	$38,369	$62,294
Investments held by Symphony Allegro, Inc.	21,318	39,449	49,956	—	—
Working capital	42,771	106,092	79,649	30,760	60,027
Total assets	84,635	149,125	105,766	47,405	69,280
Noncurrent portion of equipment financing obligations	2,515	6,317	5,865	5,155	1,840
Convertible preferred stock	—	—	—	107,194	107,194
Deficit accumulated during development stage	(222,545)	(164,095)	(118,976)	(77,170)	(44,768)
Total stockholders’ equity (deficit)	39,054	99,943	84,517	(74,385)	(43,396)

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations
     The following Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that are based upon current expectations. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “intend,” “potential” or “continue” or the negative of these terms or other comparable terminology. Forward-looking statements involve risks and uncertainties. Our actual results and the timing of events could differ materially from those discussed in our forward-looking statements as a result of many factors.
Overview
     We are a pharmaceutical development company focused on the research, development, and commercialization of novel proprietary products for the acute treatment of central nervous system, or CNS, conditions. All of our product candidates are based on our proprietary technology, the Staccato system. The Staccato system, vaporizes an excipient-free drug to form a condensation aerosol that, when inhaled, allows for rapid systemic drug delivery. Because of the particle size of the aerosol, the drug is quickly absorbed through the deep lung into the bloodstream, providing speed of therapeutic onset that is comparable to intravenous, or IV, administration but with greater ease, patient comfort and convenience. We currently have six product candidates in various stages of clinical development, ranging from Phase 1 through late-stage Phase 3. In 2009, our focus will be on the continued rapid development of AZ-004.
     We have identified approximately 200 drug compounds that have demonstrated initial vaporization feasibility for delivery with our technology. We believe that a number of these drug compounds, when delivered by the Staccato system, will have a desirable therapeutic profile for the treatment of acute and intermittent conditions. We are initially focusing on developing proprietary products by combining our Staccato system with small molecule drugs that have been in use for many years and are well characterized to create aerosolized forms of these drugs. We believe that we will be able to reduce the development time and risks associated with our product candidates, compared to the development of new chemical entities.
     Our clinical-stage product candidates are:
•	AZ-004 (Staccato loxapine). We are developing AZ-004 for the acute treatment of agitation in patients with schizophrenia or bipolar disorder. In 2008 we successfully completed two pivotal Phase 3 clinical trials and we project a New Drug Application, or NDA, submission in the first quarter of 2010.

•	AZ-104 (Staccato loxapine). We are developing AZ-104 to treat patients suffering from acute migraine headaches. AZ-104 is a lower-dose version of AZ-004. AZ-104 has completed a Phase 2a in-clinic study and we initiated an out-patient Phase 2b clinical trial in January 2009. AZ-104 has been licensed to Symphony Allegro, and we have the right to repurchase all rights to this product candidate

•	AZ-001 (Staccato prochlorperazine). We are developing AZ-001 to treat patients suffering from acute migraine headaches. During the third quarter of 2008, we conducted an end-of-Phase 2 meeting with the FDA. We believe we have a clear understanding of the development requirements for filing an NDA for this product candidate. We do not intend to conduct any AZ-001 Phase 3 studies without a partner, and we are continuing to seek partners for our Staccato migraine product candidates, AZ-001 and AZ-104.

•	AZ-007 (Staccato zaleplon). We are developing AZ-007 for the treatment of insomnia in patients who have difficulty falling asleep, including patients who awake in the middle of the night and have difficulty falling back asleep. AZ-007 has completed Phase 1 testing. We do not intend to conduct any AZ-007 Phase 2 studies without a partner in 2009.

•	AZ-003 (Staccato fentanyl). We are developing AZ-003 for the treatment of patients with acute pain, including patients with breakthrough cancer pain and postoperative patients with acute pain episodes. We have completed and announced positive results from a Phase 1 clinical trial of AZ-003 in opioid naïve healthy subjects.

In December 2007, we entered into a license, development and supply agreement, or the license agreement, with Endo Pharmaceuticals, Inc., or Endo, for AZ-003 and the fentanyl class of molecules for North America. Under the terms of the license agreement, Endo paid us an upfront fee of $10 million, and was obligated to pay potential additional milestone payments of up to $40 million upon achievement of predetermined regulatory and clinical milestones. Endo was also obligated to pay undisclosed royalties to us on net sales of the product, from which we would be required to pay for the cost of goods for the manufacture of the commercial version of the product. Under the terms of the license agreement, we had the primary responsibility for the development and costs of the Staccato Electronic Multiple Dose device and the exclusive right to manufacture the product for clinical development and commercial supply. Endo had the responsibility for future pre-clinical, clinical and regulatory development, and, if AZ-003 was approved for marketing, for commercializing the product in North America. In January 2009, we mutually agreed with Endo to terminate the license agreement, With all rights to AZ-003 reverting back to us. We recorded the $10 million upfront fee we received from Endo in January 2008 as deferred revenue and began to recognize this revenue in the third quarter of 2008 over the estimated performance period of six years, resulting in revenue of $486,000 in 2008. Our obligations under the license agreement were fulfilled upon the termination of the agreement, and we will recognize the remaining deferred revenue in the first quarter of 2009. We do not expect to pursue the development of AZ-003 without a partner.
•	AZ-002 (Staccato alprazolam). AZ-002 has completed a Phase 2a proof-of-concept clinical trial for the treatment of panic attacks, an indication the Company is not planning to pursue. However, given the safety profile, the successful and reproducible delivery of alprazolam, and the IV-like pharmacological effect demonstrated to date, we and Symphony Allegro are assessing AZ-002 for other possible indications and renewed clinical development. AZ-002 has been licensed to Symphony Allegro, and we have the right to repurchase all rights to this product candidate.
     In December 2006, we entered into a transaction involving a series of related agreements providing for the financing of additional clinical and nonclinical development of AZ-002, Staccato alprazolam, and AZ-004/AZ-104, Staccato loxapine. Pursuant to the agreements, Symphony Capital LLC, a wholly owned subsidiary of Symphony Holdings LLC, and its investors have invested $50 million to form Symphony Allegro to fund additional clinical and nonclinical development of Staccato alprazolam and Staccato loxapine. We have exclusively licensed to Symphony Allegro certain intellectual property rights related to Staccato alprazolam and Staccato loxapine. We have retained manufacturing rights to these product candidates. We continue to be primarily responsible for the development of these product candidates in accordance with a development plan and related development budgets, and we have incurred and may continue to incur expenses that are not funded by Symphony Allegro. Pursuant to the agreements, we have received an exclusive purchase option that gives us the right, but not the obligation, to acquire all, but not less than all, of the equity of Symphony Allegro, and reacquire the intellectual property rights that we licensed to Symphony Allegro. This purchase option is exercisable at predetermined prices between $92.5 million at March 31, 2009 and $122.5 million at December 1, 2010. The purchase option exercise price may be paid for in cash or in a combination of cash and our common stock, in our sole discretion, provided that the common stock portion may not exceed 40% of the purchase option exercise price or 10% of our common stock issued and outstanding as of the purchase option closing date. If we pay a portion of the purchase option exercise price in shares of our common stock, then we will be required to register such shares for resale under a resale registration statement pursuant to the terms of a registration rights agreement. If we do not exercise our purchase option by December 1, 2010, then Symphony Allegro will retain its exclusive license to develop and commercialize Staccato alprazolam and Staccato loxapine for all indications, and we will maintain exclusive rights to manufacture and sell Staccato alprazolam and Staccato loxapine to Symphony Allegro or its sublicensee for those purposes. Pursuant to a warrant purchase agreement, we issued to Symphony Allegro Holdings, LLC a warrant with a five-year term to purchase 2,000,000 shares of our common stock at $9.91 per share, also paid a transaction structuring fee of $2.5 million, and reimbursed approximately $329,000 of Symphony Allegro transaction fees.
     We have retained all other rights to our product candidates and the Staccato system. We are seeking a partner in the United States for our lead product candidate, AZ-004, and intend to retain co-promotion rights in the United States. We eventually plan to build a United States-based specialty sales force to commercialize our product candidates which are approved for marketing and which are intended for specialty pharmaceutical markets. We plan to enter into strategic partnerships with other companies to commercialize products that are intended for certain markets in the United States and for all of our product candidates in geographic territories outside the United States.
     In March 2008, we obtained a committed equity line of credit under which we may sell, subject to certain limitations, up to $50 million of our registered common stock to Azimuth Opportunity, Ltd., or Azimuth, over a 24-month period. We are not obligated to utilize any of the $50 million equity line of credit. We will determine, at our sole discretion, the timing, the dollar amount and the price per share of each draw under this equity line of credit, subject to certain conditions. When and if we elect to use the equity line of credit, we will issue shares to Azimuth at a discount between 4.15% and 6.00% to the volume weighted average price of our common stock over a preceding period of trading days. Azimuth is not required to purchase any shares at a price below $5.00 per share. Any shares sold under this facility will be sold pursuant to a shelf registration statement declared effective by the Securities and Exchange Commission, or the SEC, on April 16, 2007. We have not sold any shares under this agreement as of December 31, 2008.

     In March 2008, we sold 1,250,000 shares of our registered common stock to Biomedical Sciences Investment Fund Pte. Ltd, or Bio*One, at a price of $8.00 per share and issued a warrant to Bio*One to purchase up to $3 million of additional shares of our common stock at an exercise price of $8.00 per share. The agreement contained certain conditions, in which Bio*One was eligible to receive 135,041 additional shares of our registered common stock and an adjustment to the exercise price of the warrant, which would adjust the effective purchase price paid or payable by Bio*One to $7.22 per share. We did not meet these conditions, and in January 2009 we issued Bio*One 135,041 additional registered shares of our common stock and the warrant’s exercise price was automatically adjusted to give Bio*One the right to purchase 415,522 shares at a $7.22 per share exercise price. In addition, we committed to initiate and maintain manufacturing operations in Singapore. The warrant became exercisable only if we terminated operations in Singapore or did not achieve certain performance milestones. In December 2008, we did not achieve a specified performance milestone, at which time the warrant became fully exercisable. All securities sold to Bio*One were sold pursuant to a shelf registration statement declared effective by the SEC on April 16, 2007.
     We were incorporated December 19, 2000. We have funded our operations primarily through the sale of equity securities, capital lease and equipment financings and government grants. We have generated $7.4 million in revenues from inception through December 31, 2008, substantially all of which was earned through United States Small Business Innovation Research grants and the agreement with Endo. We had $486,000 of revenues in 2008 and no revenues in 2007. In the third quarter of 2008, we began to recognize revenues related to our Endo license agreement. In prior years we have recognized governmental grant revenue and drug compound feasibility revenue, however, we expect no grant revenue or drug compound feasibility screening revenue in 2009. In January 2009, we and Endo mutually terminated the license agreement, at which time we fully fulfilled our obligations under the agreement, and will recognize the remaining $9.5 million of deferred revenues into revenues in the first quarter of 2009. We do not expect any material product revenue until at least 2011.
     We have incurred significant losses since our inception. As of December 31, 2008, our deficit accumulated during development stage was $222.6 million and total stockholders’ equity was $39.1 million. We recognized net losses of $77.0 million, $55.9 million, and $43.5 million, in 2008, 2007 and 2006, respectively. We expect our net losses to continue, however, at a lower rate than 2008, as we continue our existing and planned preclinical studies and clinical trials, reduce our research and development efforts, continue our manufacturing development, and begin commercialization development. We expect that our general and administrative expenses in 2009 to slightly decrease from 2008 levels as we reduced our headcount in January 2009 and have otherwise sought to reduce expenses for items such as travel and outside consultancy.
     The process of conducting preclinical studies and clinical trials necessary to obtain FDA approval is costly and time consuming. We consider the development of our product candidates to be crucial to our long term success. If we do not complete development of our product candidates and obtain regulatory approval to market one or more of these product candidates, we may be forced to cease operations. The probability of success for each product candidate may be impacted by numerous factors, including preclinical data, clinical data, competition, device development, manufacturing capability, regulatory approval and commercial viability. Our strategy is to focus our resources on AZ-004. We expect to file an NDA for this product candidate in the first quarter of 2010. We have announced that we are seeking partnerships to continue development of our other programs. If in the future we enter into additional partnerships, third parties could have control over preclinical development or clinical trials for some of our product candidates. Accordingly, the progress of such product candidate would not be under our control. We cannot forecast with any degree of certainty which of our product candidates, if any, will be subject to any future partnerships or how such arrangements would affect our development plans or capital requirements.
     As a result of the uncertainties discussed above, the uncertainty associated with clinical trial enrollments, and the risks inherent in the development process, we are unable to determine the duration and completion costs of the current or future clinical stages of our product candidates or when, or to what extent, we will generate revenues from the commercialization and sale of any of our product candidates. Development timelines, probability of success and development costs vary widely. While we are currently focused on developing our product candidates, we anticipate that we and our partners, will make determinations as to which programs to pursue and how much funding to direct to each program on an ongoing basis in response to the scientific and clinical success of each product candidate, as well as an ongoing assessment as to the product candidate’s commercial potential. We do not expect any of our current product candidates to be commercially available before 2011, if at all.

     In January 2009, we consolidated our operations to primarily focus our efforts on the continued rapid development of AZ-004. As part of the reorganization, we reduced our total workforce by 33% and we mutually agreed with Endo to terminate our development agreement for our AZ-003 product. We anticipate that this consolidation will reduce 2009 operating expenses by $21.5 million from the 2008 operating expenses. We anticipate that with current cash, cash equivalents and marketable securities along with interest earned thereon, expected payments from Symphony Allegro, the proceeds from option exercises, and purchases of common stock pursuant to our Employee Stock Purchase Plan, we will be able to maintain our currently planned operations through the first quarter of 2010. Changing circumstances may cause us to consume capital significantly faster or slower than we currently anticipate.
Critical Accounting Estimates and Judgments
     Our management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as reported revenues and expenses during the reporting periods. On an ongoing basis, we evaluate our estimates and judgments related to development costs. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making assumptions about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.
     While our significant accounting policies are more fully described in Note 3 of the notes to consolidated financial statements, we believe the following accounting policies are critical to the process of making significant estimates and judgments in preparation of our financial statements.
Preclinical Study and Clinical Trial Accruals
     We estimate our preclinical study and clinical trial expenses based on our estimates of the services received pursuant to contracts with multiple research institutions and clinical research organizations that conduct and manage preclinical studies and clinical trials on our behalf. The financial terms of these agreements vary from contract to contract and may result in uneven payment flows. Preclinical study and clinical trial expenses include the following:
•	fees paid to contract research organizations in connection with preclinical studies;

•	fees paid to contract research organizations and other clinical sites in connection with clinical trials; and

•	fees paid to contract manufacturers in connection with the production of components and drug materials for preclinical studies and clinical trials.
     We record accruals for these preclinical study and clinical trial costs based upon the estimated amount of work completed. All such costs are charged to research and development expenses based on these estimates. Costs related to patient enrollment in clinical trials are accrued as patients are entered in the trial. We monitor patient enrollment levels and related activities to the extent possible through internal reviews, correspondence and discussions with research institutions and organizations. However, if we have incomplete or inaccurate information, we may underestimate or overestimate activity levels associated with various preclinical studies and clinical trials at a given point in time. In this event, we could record significant research and development expenses in future periods when the actual activity level becomes known. To date, we have not made any material adjustments to our estimates of preclinical study and clinical trial costs. We make good faith estimates which we believe to be accurate, but the actual costs and timing of clinical trials are highly uncertain, subject to risk and may change depending upon a number of factors, including our clinical development plan. With the our ongoing Phase 3 clinical trial and future Phase 3 clinical trials, the process of estimating clinical trial costs will become more difficult as the trials will involve larger numbers of patients and clinical sites.
Share-Based Compensation
     On January 1, 2006, we adopted the fair value recognition provisions of Statement of Financial Accounting Standard No. 123R, Share-Based Payment, or SFAS 123R. As required, we adopted SFAS 123R using the prospective transition method. Under this transition method, beginning January 1, 2006, compensation cost recognized includes: (a) compensation cost for share-based payments granted prior to, but not yet vested as of December 31, 2005 related to (i) employees, based on the intrinsic value in accordance with the provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, or APB

25, and (ii) non-employees based on the options fair value in accordance with the provisions of SFAS 123, and (b) compensation cost for all share-based payments granted or modified subsequent to December 31, 2005, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123R.
     We currently use the Black-Scholes option pricing model to determine the fair value of stock options and purchase rights issued under the employee stock purchase plan. The determination of the fair value of share-based payment awards on the date of grant using an option-pricing model is affected by our stock price as well as assumptions regarding a number of complex and subjective variables. These variables include our expected stock price volatility over the term of the awards, actual and projected employee stock option exercise behaviors, risk-free interest rates and expected dividends.
     The estimated fair value of restricted stock unit awards is calculated based on the market price of our common stock on the date of grant, reduced by the present value of dividends expected to be paid on our common stock prior to vesting of the restricted stock unit. Our current estimate assumes no dividends will be paid prior to the vesting of the restricted stock unit.
     Through 2007, we estimated the expected term of options using the “simplified” method, as illustrated in SAB 107. Beginning in 2008, we estimated the expected term of options based on the historical term periods of options that have been granted but are no longer outstanding and the estimated terms of outstanding options.
     As we had been operating as a public company for a period of time that was significantly shorter than our estimated expected option term, we were unable to use actual price volatility data. Therefore, we estimated the volatility of our common stock based on volatility of similar entities through 2007. In 2008 we estimated the volatility of our stock based on our actual historical volatility since our initial public offering.
     We base the risk-free interest rate that we use in the option pricing model on U.S. Treasury zero-coupon issues with remaining terms similar to the expected term on the options. We do not anticipate paying any cash dividends in the foreseeable future and therefore use an expected dividend yield of zero in the option pricing model.
     We are required to estimate forfeitures at the time of grant and revise those estimates in subsequent periods if actual forfeitures differ from those estimates. We use historical data to estimate pre-vesting option forfeitures and record share-based compensation expense only for those awards that are expected to vest. All share-based payment awards are amortized on a straight-line basis over the requisite service periods of the awards, which are generally the vesting periods.
     If factors change and we employ different assumptions for estimating share-based compensation expense in future periods or if we decide to use a different valuation model, the expenses in future periods may differ significantly from what we have recorded in the current period and could materially affect our operating loss, net loss and net loss per share.
     See Note 3 to the consolidated financial statements in this Current Report on Form 8-K for further information regarding the SFAS 123R disclosures.
Symphony Allegro, Inc.
     On December 1, 2006 we entered into a transaction involving a series of related agreements with Symphony Capital LLC, or Symphony Capital, Symphony Allegro Holdings LLC, or Holdings, and Holdings’ wholly owned subsidiary Symphony Allegro, Inc., or Allegro, to fund the clinical development of AZ-002, Staccato alprazolam, and AZ-004/104, Staccato loxapine, or the programs. Symphony Capital and other investors, together referred to as Symphony, invested $50 million in Holdings, which then invested the $50 million in Allegro. Pursuant to the agreements, Allegro agreed to invest up to the full $50 million to fund the clinical development of the programs, and we licensed to Allegro certain intellectual property rights related to these programs. We have retained manufacturing rights to these product candidates. Pursuant to the agreements, we continue to be primarily responsible for all preclinical, clinical and device development efforts as well as maintenance of the intellectual property portfolio for the programs. We and Allegro have established a development committee to oversee the programs. We participate in the development committee and have the right to appoint one of the five board of director seats of Allegro. We have incurred and may continue to incur expenses related to the programs that are not funded by Allegro. Pursuant to the agreements, we have received an exclusive purchase option, or the purchase option, that gives us the right, but not the obligation, to acquire all, but not less than all, of the equity of Allegro, and reacquire the intellectual property rights that we licensed to Allegro. The purchase option is exercisable at predetermined prices that increase over time and range from $67.5 million starting December 31, 2007 to $122.5 million through December 1, 2010. As of March 1, 2009 the purchase option is $92.5 million. The purchase option exercise price may be paid for in cash or in a combination of cash and our common stock, in our sole discretion, provided that the common stock portion may not exceed 40% of the purchase option exercise price or 10% of our common stock issued and outstanding as of the purchase option closing date. If we pay a portion of the purchase option exercise price in shares of our common stock, then we will be required to register such shares for resale under a resale registration statement pursuant to the terms of a registration rights agreement. If we do not exercise the purchase option by December 1, 2010, then Allegro will retain its exclusive license to develop and commercialize Staccato alprazolam and Staccato loxapine for all indications, and, if they are ultimately commercialized, we will maintain exclusive rights to manufacture and sell Staccato alprazolam and Staccato loxapine to Allegro or its sublicensee for those purposes. In consideration for the purchase option, we issued to Holdings a five-year warrant to purchase 2,000,000 shares of our common stock at $9.91 per share and paid $2.85 million for structuring fees and related expenses to Symphony Capital.
     Under FASB Interpretation No. 46, Consolidation of Variable Interest Entities, or FIN 46R, a variable interest entity, or VIE, is (1) an entity that has equity that is insufficient to permit the entity to finance its activities without additional subordinated financial support, or (2) an entity that has equity investors that cannot make significant decisions about the entity’s operations or that do not absorb their proportionate share of the expected losses or do not receive the expected residual returns of the entity. FIN 46R requires a VIE to be consolidated by the party that is deemed to be the primary beneficiary, which is the party that has exposure to a majority of the potential variability in the VIE’s outcomes. The application of FIN 46R to a given arrangement requires significant management judgment.
     We have consolidated the financial position and results of operations of Allegro in accordance with FIN 46R. We believe Allegro is by design a VIE because we have a purchase option to acquire its outstanding voting stock at prices that are fixed based upon the date the option is exercised. The fixed nature of the purchase option price limits Symphony’s returns, as the investor in Allegro.
     FIN 46R deems parties to be de facto agents if they cannot sell, transfer, or encumber their interests without the prior approval of an enterprise. Symphony Capital is considered to be a de facto agent of ours pursuant to this provision, and because we and Symphony, as a related party group, absorb a majority of Allegro’s variability, we evaluated whether, pursuant to FIN 46R’s requirements, we are most closely associated with Allegro. We concluded that we are most closely associated with Allegro and should consolidate Allegro because (1) we originally developed the technology that was assigned to Allegro, (2) we will continue to oversee and monitor the development program, (3) our employees will continue to perform substantially all of the development work, (4) we significantly influenced the design of the responsibilities and corporate structure of Allegro, (5) Allegro’s operations are substantially similar to our activities, and (6) through the purchase option, we have the ability to meaningfully participate in the benefits of a successful development effort.
     Symphony Capital will be required to absorb the development risk for its equity investment in Allegro. Pursuant to FIN 46R’s requirements, Symphony Capital’s equity investment in Allegro is classified as noncontrolling interest in our consolidated balance sheets. The noncontrolling interest held by Symphony Capital has been reduced by the $10.7 million fair value of the warrant it received in consideration for the purchase option and $2.85 million of fees we immediately paid to Symphony Capital upon the transaction’s closing because the total consideration provided by us to Symphony Capital effectively reduces Symphony Capital’s at-risk equity investment in Allegro. While we perform the research and development on behalf of Allegro, our development risk is limited to the consideration we provided to Symphony Capital (the warrant and fees).
     Prior to the adoption of SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — An Amendment of ARB No. 51, losses incurred by Allegro were to be charged to the noncontrolling interest until that balance had been reduced to zero, at which point our net loss would have been increased for the research and development expenses incurred subsequent to that date. Net losses incurred by Allegro and charged to the noncontrolling interest were $18.6 million and $10.8 million for the years ended December 31, 2008 and 2007, respectively. At December 31, 2008, the noncontrolling interest balance was $5.4 million. As of December 31, 2008, the investments held by Allegro were $21.3 million, which we expect to spend during the period ending March 31, 2010.
     In December 2007, the FASB issued SFAS No. 160. SFAS 160 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income (loss) attributable to the parent and to the noncontrolling interests, changes in a parent’s ownership interest and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. SFAS 160 requires that the noncontrolling interest continue to be attributed its share of losses even if that attribution results in a deficit noncontrolling interest balance. SFAS 160 also requires sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS 160 requires that noncontrolling interests in subsidiaries be reported as a component of stockholders’ equity in the consolidated balance sheet. SFAS 160 also requires that earnings or losses attributed to the noncontrolling interests be reported as part of consolidated earnings and not as a separate component of income or expense, as well as requires disclosure of the attribution of consolidated earnings to the controlling and noncontrolling interests on the face of the consolidated statement of operations. SFAS 160 is effective for fiscal years beginning after December 15, 2008. The Company adopted SFAS 160 effective January 1, 2009. SFAS 160 is to be applied prospectively, with the presentation and disclosure requirements applied retrospectively to all periods presented. The accompanying financial statements have been revised to conform to the presentation requirements of SFAS 160. The adoption of SFAS 160 had no impact on our consolidated cash flows from operating, investing or financing activities.
     If the purchase option expires unexercised, we would then be required to deconsolidate Allegro. That potential deconsolidation would not be expected to impact our earnings because the carrying value of the net assets of Allegro would be expected to be zero. In contrast, if we exercise the purchase option, we will retain control of Allegro. As such, we would expect to record the exercise of the purchase option as a return to the noncontrolling interest. We do not expect to recognize an asset for the purchase option payment to be made to Symphony. Instead, the payment is expected to be accounted for as a capital transaction (that is, a return to the noncontrolling interest) that would not affect our net income or loss. However, because the exercise of the purchase option will be accounted for as a capital transaction, it will be treated as a deemed dividend for purposes of reporting earnings per share, increasing loss per share or decreasing income per share, as the case may be, in the period we exercise the purchase option. If the programs are successful and the resources are available, we expect to exercise the purchase option.
Revenue Recognition
     We recognize revenue in accordance with the SEC Staff Accounting Bulletin (SAB) No. 101, Revenue Recognition in Financial Statements, or SAB 101, as amended by Staff Accounting Bulletin No. 104, Revision of Topic 13. or SAB 104.
     In determining the accounting for collaboration agreements, we follow the provisions of Emerging Issues Task Force (EITF) Issue 00-21, Revenue Arrangements with Multiple Deliverables, or EITF 00-21. EITF 00-21 provides guidance on whether an arrangement involves multiple revenue-generating deliverables that should be accounted for as a single unit of accounting or divided into separate units of accounting for revenue recognition purposes and, if this division is required, how the arrangement consideration should be allocated among the separate units of accounting. If the arrangement represents a single unit of accounting, the revenue recognition policy and the performance obligation period must be determined (if not already contractually defined) for the entire arrangement. If the arrangement represents separate units of accounting according to the EITF’s separation criteria, a revenue recognition policy must be determined for each unit.
     Revenues for non-refundable upfront license fee payments, where we continue to have obligations, will be recognized as performance occurs and obligations are completed. We recorded the $10 million upfront fee paid by Endo as deferred revenue and began to recognize this revenue in the third quarter of 2008. Through December 31, 2008, we have recognized $486,000 in revenue in connection with the Endo upfront fee. In January 2009, we mutually agreed with Endo to terminate the agreement. Upon the termination of the agreement all of the rights to AZ-003 reverted to us. We will recognize the remaining $9.5 million payment as revenue in the first quarter of 2009.
Results of Operations
Comparison of Years Ended December 31, 2008 and 2007
     Revenue. We had $486,000 of revenues in 2008 and no revenues in 2007. In the third quarter of 2008, we began to recognize revenues related to our Endo license agreement. In prior years we have recognized governmental grant revenue and drug compound feasibility revenue, however, we expect no grant revenue or drug compound feasibility screening revenue in 2009. In January 2009, we mutually agreed with Endo to terminate the license agreement, at which time we fulfilled our obligations under the license agreement, and will recognize the remaining $9.5 million of deferred revenues into revenues in the first quarter of 2009.

Operating Expenses
     Our operating expenses were affected by our prospective method of adoption of SFAS 123R. As a result, we believe reviewing our operating expenses both inclusive and exclusive of share-based compensation provides a better understanding of the growth of our operations. The impact of share-based compensation on operating expenses is outlined as follows (in thousands):

	Year Ended December 31,
	2008	2007	2006
Non share-based compensation expenses:
Research and development	$58,639	$43,760	$34,724
General and administrative	15,121	13,357	9,522

Total non share-based compensation expenses	73,760	57,117	44,246
Share-based compensation expenses:
Research and development	2,926	1,885	1,770
General and administrative	2,520	1,531	447

Total share-based compensation expenses	5,446	3,416	2,217

Total operating expenses	$79,206	$60,533	$46,463

     Research and Development Expenses. Research and development expenses consist of costs associated with research activities, as well as costs associated with our product development efforts, conducting preclinical studies and clinical trials and manufacturing development efforts. All research and development costs, including those funded by third parties, are expensed as incurred. Research and development expenses include:
•	external research and development expenses incurred under agreements with third party contract research organizations and investigational sites where a substantial portion of our preclinical studies and all of our clinical trials are conducted;

•	third party supplier, consultant and employee related expenses, which include salary and benefits;

•	facilities, depreciation and other allocated expenses, which include direct and allocated expenses for rent and maintenance of facilities, depreciation of leasehold improvements and equipment and laboratory and other supplies; and

•	in 2006, certain incremental charges related to officer loan extinguishments and non-cash stock-based compensation expense.
     The table below sets forth our research and development expenses since January 1, 2003 and cumulative expenses for each of our lead product candidates based on our internal records and estimated allocations of employee time and related expenses:

	Year Ended December 31,
						From
						December 19,
						2000
						(Inception)
						Through
						December 31,
Preclinical and Clinical Development:	2008	2007	2006	2005	2004	2008.
	(In thousands)
AZ-004/104	$26,789	$15,524	$6,073	$3,187	$119	$51,692
AZ-003	17,070	1,474	3,687	5,021	1,706	29,894
AZ-001	1,151	8,163	9,535	6,369	8,640	39,372
AZ-002	1,898	3,795	3,094	3,803	1,930	15,010
AZ-007	1,773	8,214	2,384	—	—	12,371
Other preclinical programs	—	—	3,243	—	—	3,243

Total preclinical and clinical development	48,681	37,170	28,016	18,380	12,395	151,582
Research	12,884	8,475	8,478	7,855	2,752	53,101

Total research and development	$61,565	$45,645	$36,494	$26,235	$15,147	$204,683

     Research and development expenses increased 35% to $61.6 million in 2008 from $45.6 million in 2007. The increases were due primarily to:
•	increased spending on our AZ-004/104 product candidates as we continued development of these product candidates under the Symphony Allegro agreement, including our first Phase 3 clinical trial of AZ-004 which began enrollment in February 2008 and completed enrollment in June 2008 and our second Phase 3 clinical trial of AZ-004 which began enrollment in July 2008 and completed enrollment in October 2008,

•	increased spending on our AZ-003 product candidate as we continued development of this product candidate under the Endo agreement, and

•	increased research expenses as we increased our device development and manufacturing process scale-up efforts.
     These increases were partially offset by decreased spending on:
•	our AZ-001 product candidate due to Phase 2b clinical trial efforts and ongoing non clinical efforts occurring in 2007,

•	our AZ-002 product candidate due to higher development and manufacturing efforts to modify the AZ-002 device and manufacture clinical trial materials for the Phase 2a trial in 2007, and

•	our AZ-007 product candidate due to the preclinical and regulatory efforts in 2007 to support and prepare the IND filing that occurred in the fourth quarter of 2007.
     We expect that research and development expenses will decrease in 2009 as we expect lower clinical trial expenses for AZ-004/AZ-104, a result of our completing two Phase 3 trials for AZ-004 in 2008. We also expect lower employee related costs in 2009, a result of our headcount reduction in the first quarter of 2009. We do not expect to expend any substantial amounts on AZ-003 in 2009. We also expect our expenses for AZ-001, AZ-002, and AZ-007 to be lower in 2009 as we do not intend to continue development of these programs unless we can partner the programs.
     General and Administrative Expenses. General and administrative expenses consist principally of salaries and related costs for personnel in executive, finance, accounting, business development, legal and human resources functions. Other general and administrative expenses include facility and information technology costs not otherwise included in research and development expenses, patent related costs and professional fees for legal, consulting and accounting services.
     General and administrative expenses increased 18% to $17.6 million in 2008 from $14.9 million in 2007. The increases were primarily due to increased staffing to manage and support our growth resulting in increased payroll and related expenses, increased third party intellectual property expenses as we continued to increase and maintain our intellectual property portfolio, and higher facilities expenses to support our growth.
     We expect that our general and administrative expenses in 2009 to slightly decrease from 2008 levels due to a headcount reduction in January 2009 and our efforts to reduce expenses for items such as travel and outside consultancy.
     Interest and Other Income, Net. Interest and other income, net, primarily represents income earned on our cash, cash equivalents, marketable securities balances, and marketable securities held by Symphony Allegro. Interest and other income, net was $2.6 million for 2008 and $5.6 million for 2007. The decrease was primarily due to lower average cash, cash equivalent and marketable securities balances and lower interest rates earned on such balances. We expect interest income to continue to decrease in future periods as we expect our cash, cash equivalent and marketable securities balances to decrease as we continue to incur net losses.
     Interest Expense. Interest expense represents interest on our equipment loans and was $0.9 million in 2008 and $1.0 million in 2007. The decrease was primarily due to decreases in our equipment loan borrowings as we made no additional borrowing under our equipment financing agreements in 2008.
     Loss Attributed to Noncontrolling Interest in Symphony Allegro. Pursuant to the agreements that we entered into with Symphony Allegro, Inc. in December 2006, we consolidate Symphony Allegro’s financial condition and results of operations in accordance with FASB Interpretation No. 46R, Consolidation of Variable Interest Entities an Interpretation of Accounting Research Bulletin No. 51, or FIN 46R. Accordingly, we have deducted the losses attributable to the noncontrolling interest from net loss to determine net loss attributable to Alexza common stockholders in the consolidated statement of operations, and we have also reduced the noncontrolling interest holders’ ownership interest in Symphony Allegro, Inc. in the consolidated balance sheet by the loss attributed to the noncontrolling interests in Symphony Allegro, Inc. The losses attributed to the noncontrolling interest holders was $18.6 million in 2008 and $10.8 million in 2007. The increase was primarily due to increased spending on AZ-004, primarily the result of the two Phase 3 clinical trials in 2008.
Comparison of Years Ended December 31, 2007 and 2006
Revenue. We had no revenues in 2007 and had $1.0 million of revenues in 2006. In 2006, we recognized approximately $1.0 million of government grant revenue and $30,000 of revenue from drug compound feasibility screening.
Operating Expenses
     Research and Development Expenses. Research and development expenses increased 25% to $45.6 million in 2007 from $36.5 million in 2006. The increases were due primarily to:
•	increased spending on our AZ-004/104 and AZ-002 product candidates as we continued development of these product candidates under the Symphony Allegro agreement, including the launch of a Phase 2a clinical trial of AZ-104 at the end of the second quarter of 2007, and

•	the increased spending on our AZ-007 product candidate.
     These increased efforts were partially offset by decreased spending on:
•	our AZ-001 product candidate due to the completion of the Phase 2b clinical trial in the first quarter of 2007,

•	our AZ-003 product candidate, as we significantly reduced development on this program until we obtained a developmental partner, and

•	our other preclinical development as we focused our efforts on our AZ-007 product candidate.
     General and Administrative Expenses. General and administrative expenses consist principally of salaries and related costs for personnel in executive, finance, accounting, business development, legal and human resources functions. Other general and administrative expenses include facility and information technology costs not otherwise included in research and development expenses, patent related costs and professional fees for legal, consulting and accounting services.
     General and administrative expenses increased 49% to $14.9 million in 2007 from $10.0 million in 2006. The increase was primarily due to expanding legal and accounting staff, adding infrastructure and incurring additional costs related to operating as a public company, investor relations programs, increased director fees, increased professional fees and non-cash stock-based compensation expense.
     Interest and Other Income, Net. Interest and other income, net, primarily represents income earned on our cash, cash equivalents, marketable securities balances, and marketable securities held by Symphony Allegro. Interest and other income, net was $5.6 million for 2007 and $2.7 million for 2006. The increase was primarily due to higher average cash, cash equivalent and marketable securities balances due to our public stock offering in May 2007, and the addition of investments held by Symphony Allegro, Inc in December 2006.
     Interest Expense. Interest expense represents interest on our equipment loans and was $1.0 million in 2007 and $0.8 million in 2006. The increase was primarily due to increases in our equipment loan borrowings.
     Loss Attributed to Noncontrolling Interest in Symphony Allegro. The losses attributed to the noncontrolling interest holders was $10.8 million in 2007 and $1.7 million in 2006. The increase was primarily due to a full year of Symphony Allegro losses in 2007 compared to one month of losses in 2006 and the timing of expenses incurred on the AZ-004 and AZ-104 clinical trials.
Liquidity and Capital Resources

     Since inception, we have financed our operations primarily through private placements and public offerings of equity securities, receiving aggregate net proceeds from such sales totaling $120.7 million, revenues primarily from government grants and totaling $7.4 million, payments from Symphony Allegro and an upfront fee from Endo in the amount of $10 million. We have received additional funding from equipment financing obligations, interest earned on investments, as described below, and funds received upon exercises of stock options and exercises of purchase rights under our Employee Stock Purchase Plan. As of December 31, 2008, we had $37.6 million in cash, cash equivalents and marketable securities and $21.3 million of marketable securities held by Symphony Allegro. The marketable securities held by Symphony Allegro are used to fund the development of AZ-002, AZ-004 and AZ-104 and are not available for general corporate expenses. Our cash and marketable security balances are held in a variety of interest bearing instruments, including obligations of United States government agencies, high credit rating corporate borrowers and money market accounts. Investments held by Symphony Allegro consist of investments in a money market fund that invests primarily in domestic commercial paper, securities issued or guaranteed by the U.S. government or its agencies, U.S. and Yankee bank obligations and fully collateralized repurchase agreements. Cash in excess of immediate requirements is invested with regard to liquidity and capital preservation.
     Net cash used in operating activities was $55.1 million, $35.8 million, and $33.3 million in 2008, 2007 and 2006, respectively. The net cash used in each of these periods primarily reflects net loss for these periods, offset in part by depreciation, non-cash stock-based compensation, and non-cash changes in operating assets and liabilities. In 2008, the large decrease in other receivables was due to the collection of a receivable of $10.0 million from Endo in January 2008 related to the license agreement signed in December 2007 and a $2.1 million receivable related to the reimbursement of leasehold improvements from the landlord of our Mountain View facility in May 2008. In 2007, the large increase in other receivables was affected by the above mentioned receivable from Endo and the receivable relating to tenant improvements, which were outstanding in 2007 and collected in 2008. In 2007, the increase in other liabilities is primarily due to $10.0 million of deferred revenues related to the Endo license agreement, and $14.3 million of leasehold improvement reimbursements from the Mountain View landlord recorded as deferred rent in 2007.
     Net cash provided by (used in) investing activities was $42.8 million, $(20.0) million, and $(61.4) million in 2008, 2007 and 2006, respectively. Investing activities consist primarily of purchases and maturities of marketable securities and capital purchases. During 2008 we had maturities, net of purchases, of marketable securities of $27.2 million. During 2007 and 2006 we purchased $11.4 million and $2.9 million of marketable securities, net of maturities, respectively. In 2006, we also had net purchases of $50.0 million of investments by Symphony Allegro. Purchases of property and equipment were $2.7 million, $19.1 million, and 8.1 million, in 2008, 2007 and 2006, respectively, of which $16.5 million of property and equipment purchases in 2007 related to the build out of our leased facility in Mountain View, California.
     Net cash provided by financing activities was $6.9 million, $70.1 million, and $94.9 million in 2008, 2007 and 2006, respectively. Financing activities consist primarily of proceeds from the sale of our common stock, issuance of a noncontrolling interest, and equipment financing arrangements. In 2008, 2007 and 2006, we received net proceeds from the issuance of common stock of $11.2 million, $67.8 million and $46.0 million, respectively. In 2006, we received net proceeds of $47.2 from purchase of noncontrolling interests by preferred shareholders in Symphony Allegro, net of fees. In 2008, payments on equipment financing arrangements were $4.2 million. Proceeds from equipment financing arrangements, net of payments, were $2.3 million and $1.8 million during 2007 and 2006, respectively. There were no borrowings under any equipment financing arrangements in 2008.
     We believe that with current cash, cash equivalents and marketable securities along with interest earned thereon, the expected payments from Symphony Allegro, the proceeds from option exercises, and purchases of common stock pursuant to our Employee Stock Purchase Plan, we will be able to maintain our currently planned operations through the first quarter of 2010. Changing circumstances may cause us to consume capital significantly faster or slower than we currently anticipate. We have based these estimates on assumptions that may prove to be wrong, and we could utilize our available financial resources sooner than we currently expect. The key assumptions underlying these estimates include:
•	expenditures related to continued preclinical and clinical development of our lead product candidates during this period within budgeted levels;

•	the timing and amount of payments from Symphony Allegro;

•	no unexpected costs related to the development of our manufacturing capability; and

•	no growth in the number of our employees during this period.

     Our forecast of the period of time that our financial resources will be adequate to support operations is a forward-looking statement and involves risks and uncertainties, and actual results could vary as a result of a number of factors. In light of the numerous risks and uncertainties associated with the development and commercialization of our product candidates and the extent to which we enter into strategic partnerships with third parties to participate in their development and commercialization, we are unable to estimate the amounts of increased capital outlays and operating expenditures associated with our current and anticipated clinical trials. Our future funding requirements will depend on many factors, including:
•	the scope, rate of progress, results and costs of our preclinical studies, clinical trials and other research and development activities;

•	the terms and timing of any distribution, strategic partnerships or licensing agreements that we may establish;

•	the terms and timing of any repurchase of rights from Symphony Allegro, which ranges from $92.5 million at March 31, 2009 to $122.5 million through December 1, 2010;

•	our ability to draw on our equity line of credit with Azimuth;

•	the cost, timing and outcomes of regulatory approvals;

•	the number and characteristics of product candidates that we pursue;

•	the cost and timing of establishing manufacturing, marketing and sales capabilities;

•	the cost of establishing clinical and commercial supplies of our product candidates;

•	the cost of preparing, filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights; and

•	the extent to which we acquire or invest in businesses, products or technologies, although we currently have no commitments or agreements relating to any of these types of transactions.
     In March 2008, we obtained a committed equity line of credit under which we may sell, subject to certain limitations, up to $50 million of our registered common stock to Azimuth Opportunity, Ltd., or Azimuth, over a 24-month period. We are not obligated to utilize any of the $50 million equity line of credit. We will determine, at our sole discretion, the timing, the dollar amount and the price per share of each draw under this equity line of credit, subject to certain conditions. When and if we elect to use the equity line of credit, we will issue shares to Azimuth at a discount between 4.15% and 6.00% to the volume weighted average price of our common stock over a preceding period of trading days. Azimuth is not required to purchase any shares at a price below $5.00 per share. At February 27, 2009, our stock price was $1.60.
     We will need to raise additional funds to support our operations, and such funding may not be available to us on acceptable terms, or at all. If we are unable to raise additional funds when needed, we may not be able to continue development of our product candidates or we could be required to delay, scale back or eliminate some or all of our development programs and other operations. We may seek to raise additional funds through public or private financing, strategic partnerships or other arrangements. Any additional equity financing may be dilutive to stockholders and debt financing, if available, may involve restrictive covenants. If we raise funds through collaborative or licensing arrangements, we may be required to relinquish, on terms that are not favorable to us, rights to some of our technologies or product candidates that we would otherwise seek to develop or commercialize ourselves. Our failure to raise capital when needed may harm our business, financial condition, results of operations, and prospects.
Contractual Obligations
     We lease two buildings with an aggregate of 106,894 square feet of manufacturing, office and laboratory facilities in Mountain View, California, which we began to occupy in the fourth quarter of 2007. We currently occupy 87,560 square feet of these facilities and sublease the remaining 19,334 square feet. The lease for both facilities expires on March 31, 2018, and we have two options to extend the lease for five years each. Our sublease agreement expires on April 30, 2009.
     We have financed a portion of our equipment purchases through various equipment financing agreements. Under the agreements, equipment advances are to be repaid in 36 to 48 monthly installments of principal and interest. The interest rate, which is fixed for each draw, is based on the U.S. Treasuries of comparable maturities and ranges from 9.2% to 10.6%. The equipment purchased under the equipment financing agreement is pledged as security.
     Our future contractual payments, net of sublease income, including interest at December 31, 2008 are as follows (in thousands):

	Payments Due by Period
		Less Than
Contractual Obligations	Total	1 Year	1-3 Years	3-5 Years	Thereafter
	(In thousands)
Equipment financing obligations	$7,264	$4,595	$2,669	$—	$—
Operating lease obligations	45,686	4,558	10,154	10,182	20,792

Total	$52,950	$9,153	$12,823	$10,182	$20,792

     On November 2, 2007, we entered into a manufacturing and supply agreement, or the supply agreement, with Autoliv ASP, Inc, or Autoliv, relating to the commercial supply of chemical heat packages that can be incorporated into our Staccato device. Autoliv had developed these chemical heat packages for us pursuant to a development agreement between Autoliv and us executed in October 2005. Under the terms of the supply agreement, Autoliv will develop a manufacturing line capable of producing 10 million chemical heat packages a year. We will pay Autoliv $12 million upon the earlier of December 31, 2011 or 60 days after the approval by the Food and Drug Administration of a new drug application filed by us. If the agreement is terminated by either party, we will be required to reimburse Autoliv up to $12 million for certain expenses related to the equipment and tooling used in the production and testing of the chemical heat packages. Upon payment by us, Autoliv will be required to transfer possession and ownership of such equipment and tooling to us. Each quarter, with assistance from Autoliv, we estimate the amount of work performed on the development of the manufacturing line and recognize a portion of the total payment related to the manufacturing line as a capital asset and a corresponding non-current liability. As of December 31, 2008, we recorded a fixed asset and a non-current liability of $600,000 related to our commitment to Autoliv for the development of the manufacturing line. Autoliv has also agreed to manufacture, assemble and test the chemical heat packages solely for us in conformance with our specifications. We will pay Autoliv a specified purchase price, which varies based on annual quantities ordered by us, per chemical heat package delivered. The initial term of the supply agreement expires on December 31, 2012 and may be extended by written mutual consent.
Recently Adopted Accounting Pronouncements
Statement of Financial Accounting Standard No. 157 and Staff Position 157-2
     Effective January 1, 2008, we adopted Statement of Financial Accounting Standard No. 157, Fair Value Measurements, or SFAS 157. SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and enhances disclosures about fair value measurements. We apply the provisions of SFAS 157 prospectively. Fair value is defined under SFAS 157 as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value under SFAS 157 must maximize the use of observable inputs and minimize the use of unobservable inputs. The standard describes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value which are the following:
•	Level 1 — Quoted prices in active markets for identical assets or liabilities.

•	Level 2 — Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.
     In February 2008, the FASB issued FASB Staff Position 157-2 Partial Deferral of the Effective Date of Statement 157, or FSP 157-2. FSP 157-2 delays the effective date of SFAS 157 for nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually) to fiscal years beginning after November 15, 2008.

     In accordance with FSP 157-2, we deferred the adoption of FAS 157 for one year for nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis. The adoption of SFAS 157 for financial assets and financial liabilities, effective January 1, 2008, did not have a material effect on our consolidated financial position, operating results or cash flows. See Note 3 to the Consolidated Financial Statements.
Emerging Issues Task Force Issue No. 07-3
     Effective January 1, 2008, we adopted the Emerging Issues Task Force, or EITF, Issue No. 07-3, or EITF 07-3, Accounting for Nonrefundable Advance Payments for Goods or Services to Be Used in Future Research and Development Activities. The scope of EITF 07-3 is limited to nonrefundable advance payments for goods and services to be used or rendered in future research and development activities pursuant to an executory contractual arrangement. This issue provides that nonrefundable advance payments for goods or services that will be used or rendered for future research and development activities should be deferred and capitalized. We adopted the provisions of EITF 07-3 prospectively for new contracts entered into on or after January 1, 2008. The adoption of the provisions of EITF 07-3 on January 1, 2008 did not have a material impact on our financial position, results of operations or cash flows.
Recently Issued Accounting Pronouncements
Statement of Financial Accounting Standard No. 141(R)
     In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations, or SFAS 141(R). This standard establishes principles and requirements for how an acquirer in a business combination recognizes and measures the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree in its financial statements. SFAS 141(R) also establishes principles and requirements for how an acquirer recognizes and measures the goodwill acquired in a business combination and it establishes disclosure requirements to facilitate an evaluation of the nature and financial effects of a business combination. SFAS 141(R) is effective for business combinations which occur during the first annual reporting period beginning on or after December 15, 2008. We expect the effect of adoption of this standard will be limited to any acquisitions made by us which close subsequent to December 31, 2008.
Off-Balance Sheet Arrangements
     None.

Item 8. Financial Statements and Supplementary Data
ALEXZA PHARMACEUTICALS, INC.
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm	17
Consolidated Balance Sheets as of December 31, 2008 and 2007	18
Consolidated Statements of Operations for the years ended December 31, 2008, 2007 and 2006 and for the period from December 19, 2000 (inception) to December 31, 2008	19
Consolidated Statements of Convertible Preferred Stock and Stockholders’ Equity (Deficit) for the period from December 19, 2000 (inception) to December 31, 2008	20
Consolidated Statements of Cash Flows for the years ended December 31, 2008, 2007 and 2006 and for the period from December 19, 2000 (inception) to December 31, 2008	28
Notes to Consolidated Financial Statements	29

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders
Alexza Pharmaceuticals, Inc.
     We have audited the accompanying consolidated balance sheets of Alexza Pharmaceuticals, Inc. (a development stage company) (the “Company”) as of December 31, 2008 and 2007, and the related consolidated statements of operations, convertible preferred stock and stockholders’ equity (deficit), and cash flows for each of the three years in the period ended December 31, 2008 and for the period from December 19, 2000 (inception) to December 31, 2008. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     Since the date of completion of our audit of the accompanying financial statements and initial issuance of our report thereon dated March 9, 2009, the Company, as discussed in Note 2, has continued to incur significant losses from operations which adversely affect the Company’s current results of operations and liquidity. Note 2 describes management’s plans to address these issues.
     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Alexza Pharmaceuticals, Inc. (a development stage company) at December 31, 2008 and 2007, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2008 and for the period from December 19, 2000 (inception) to December 31, 2008, in conformity with U.S. generally accepted accounting principles.
     We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Alexza Pharmaceuticals, Inc.’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 9, 2009 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP
Palo Alto, California
March 9, 2009,
except for Note 2 and the retrospective presentation
and disclosure revisions summarized in Note 3
and Note 9, as to which the date is
September 8, 2009

ALEXZA PHARMACEUTICALS, INC
(a development stage company)
CONSOLIDATED BALANCE SHEETS

	December 31,
	2008	2007
	(In thousands, except share and per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$26,036	$31,337
Marketable securities	11,520	38,054
Investments held by Symphony Allegro, Inc.	21,318	39,449
Other receivables	—	12,055
Prepaid expenses and other current assets	1,130	1,377

Total current assets	60,004	122,272
Property and equipment, net	24,152	26,156
Restricted cash	400	604
Other assets	79	93

Total assets	$84,635	$149,125

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,928	$5,206
Accrued clinical trial liabilities	1,294	1,301
Other accrued liabilities	5,205	5,087
Deferred revenues	1,667	—
Current portion of equipment financing obligations	4,139	4,586

Total current liabilities	17,233	16,180
Deferred rent	17,386	16,685
Deferred revenue	7,847	10,000
Noncurrent portion of equipment financing obligations	2,515	6,317
Other noncurrent liabilities	600	—

Commitments (See Note 8)

Stockholders’ equity:
Preferred stock, $0.0001 par value, 5,000,000 shares authorized at December 31, 2008 and 2007; no shares issued and outstanding at December 31, 2008 or 2007	—	—
Common stock, $0.0001 par value; 100,000,000 shares authorized at December 31, 2008 and 2007; 32,820,874 and 31,137,857 shares issued and outstanding at December 31, 2008 and 2007, respectively	3	3
Additional paid-in capital	256,426	240,681
Deferred stock compensation	(219)	(739)
Other comprehensive income	28	141
Deficit accumulated during development stage	(222,545)	(164,095)

Total Alexza Pharmaceuticals, Inc. stockholders’ equity	33,693	75,991
Noncontrolling interest in Symphony Allegro, Inc.	5,361	23,952

Total stockholders’ equity	39,054	99,943

Total liabilities and stockholders’ equity	$84,635	$149,125

See accompanying notes.

ALEXZA PHARMACEUTICALS, INC.
(a development stage company)
CONSOLIDATED STATEMENTS OF OPERATIONS

				Period from
				December 19,
				2000 (Inception)
	Year Ended December 31,			to December 31,
	2008	2007	2006	2008
	(In thousands, except per share amounts)
Revenue	$486	$—	$1,028	$7,431
Operating expenses:
Research and development	61,565	45,645	36,494	204,683
General and administrative	17,641	14,888	9,969	62,704
Acquired in-process research and development	—	—	—	3,916

Total operating expenses	79,206	60,533	46,463	271,303

Loss from operations	(78,720)	(60,533)	(45,435)	(263,872)

Interest and other income, net	2,614	5,626	2,687	13,806
Interest expense	(935)	(1,003)	(778)	(3,581)

Net loss	(77,041)	(55,910)	(43,526)	(253,647)
Loss attributed to noncontrolling interest in Symphony Allegro, Inc.	18,591	10,791	1,720	31,102

Net loss attributable to Alexza common stockholders	$(58,450)	$(45,119)	$(41,806)	$(222,545)

Basic and diluted net loss per share attributable to Alexza common stockholders	$(1.81)	$(1.58)	$(2.13)

Shares used to compute basic and diluted net loss per share attributable to Alexza common stockholders	32,297	28,605	19,584

See accompanying notes.

ALEXZA PHARMACEUTICALS, INC.
(a development stage company)
CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
(DEFICIT)

	Alexza Pharmaceuticals, Inc. Stockholders
											Deficit	Noncontrolling
											Accumulated	Interest	Total
	Convertible						Additional	Stockholder	Deferred	Other	During the	In	Stockholders’
	Preferred Stock		Preferred Stock		Common Stock		Paid-In	Note	Stock	Comprehensive	Development	Symphony	Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Receivable	Compensation	(Loss) Income	Stage	Allegro, Inc.	(Deficit)
	(In thousands, except share and per share amounts)
Issuance of common stock to founders at $0.22 per share in December 2000 in exchange for technology and cash of $8	—	$—	—	$—	454,536	$—	$100	$—	$—	$—	$—	$—	$100
Issuance of Series A preferred stock for cash at $0.40 per share in July 2001, net of issuance costs of $9	2,500,000	991	—	—	—	—	—	—	—	—	—	—	—
Issuance of Series A1 preferred stock at $1.55 per share in December 2001, in connection with merger	1,610,250	2,496	—	—	—	—	—	—	—	—	—	—	—
Issuance of Series B preferred stock for cash at $1.40 per share in December 2001, net of issuance costs of $71	6,441,000	8,946	—	—	—	—	—	—	—	—	—	—	—
Issuance of common stock in connection with merger at $1.10 per share in December 2001	—	—	—	—	868,922	—	956	—	—	—	—	—	956
Warrants assumed in merger transaction	—	—	—	—	—	—	10	—	—	—	—	—	10
Issuance of common stock for cash at $0.22 per share upon exercise of options in December 2001	—	—	—	—	9,090	—	2	—	—	—	—	—	2
Compensation expense related to consultant stock options	—	—	—	—	—	—	3	—	—	—	—	—	3
Net loss	—	—	—	—	—	—	—	—	—	—	(5,652)	—	(5,652)

Balance at December 31, 2001 (carried forward)	10,551,250	$12,433	—	$—	1,332,548	$—	$1,071	$—	$—	$—	$(5,652)	$—	$(4,581)
See accompanying notes.

ALEXZA PHARMACEUTICALS, INC.
(a development stage company)
CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
(DEFICIT) — (Continued)

	Alexza Pharmaceuticals, Inc. Stockholders
											Deficit	Noncontrolling
											Accumulated	Interest	Total
	Convertible						Additional	Stockholder	Deferred	Other	During the	In	Stockholders’
	Preferred Stock		Preferred Stock		Common Stock		Paid-In	Note	Stock	Comprehensive	Development	Symphony	Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Receivable	Compensation	(Loss) Income	Stage	Allegro, Inc.	(Deficit)
	(In thousands, except share and per share amounts)
Balance at December 31, 2001 (brought forward)	10,551,250	$12,433	—	$—	1,332,548	$—	$1,071	$—	$—	$—	$(5,652)	$—	$(4,581)
Issuance of common stock for cash at $0.22 per share upon exercise of options in February 2002	—	—	—	—	10,606	—	3	—	—	—	—	—	3
Issuance of warrants to purchase Series B preferred stock in March 2002, in connection with equipment financing loan	—	27	—	—	—	—	—	—	—	—	—	—	—
Issuance of common stock for cash at $0.22 per share upon exercise of options in July 2002	—	—	—	—	2,180	—	—	—	—	—	—	—	—
Issuance of common stock to stockholder at $0.99 per share in exchange for promissory note in July 2002	—	—	—	—	53,156	—	53	(53)	—	—	—	—	—
Issuance of Series C preferred stock for cash at $1.56 per share in September 2002, net of issuance costs of $108	28,870,005	44,892	—	—	—	—	—	—	—	—	—	—	—
Repurchase of common stock for cash at $1.05 per share in October 2002	—	—	—	—	(2,634)	—	(3)	—	—	—	—	—	(3)
Issuance of common stock for cash at $1.05 per share for services upon exercise of warrants in December 2002	—	—	—	—	9,368	—	10	—	—	—	—	—	10
Compensation expense related to consultant stock options	—	—	—	—	—	—	10	—	—	—	—	—	10
Unrealized gain on investments	—	—	—	—	—	—	—	—	—	51	—	—	51
Net loss	—	—	—	—	—	—	—	—	—	—	(8,163)	—	(8,163)

Balance at December 31, 2002 (carried forward)	39,421,255	$57,352	—	$—	1,405,224	$—	$1,144	$(53)	$—	$51	$(13,815)	$—	$(12,673)
See accompanying notes.

ALEXZA PHARMACEUTICALS, INC.
(a development stage company)
CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
(DEFICIT) — (Continued)

	Alexza Pharmaceuticals, Inc. Stockholders
											Deficit	Noncontrolling
											Accumulated	Interest	Total
	Convertible						Additional	Stockholder	Deferred	Other	During the	In	Stockholders’
	Preferred Stock		Preferred Stock		Common Stock		Paid-In	Note	Stock	Comprehensive	Development	Symphony	Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Receivable	Compensation	(Loss) Income	Stage	Allegro, Inc.	(Deficit)
	(In thousands, except share and per share amounts)
Balance at December 31, 2002 (brought forward)	39,421,255	$57,352	—	$—	1,405,224	$—	$1,144	$(53)	$—	$51	$(13,815)	$—	$(12,673)
Issuance of common stock for cash at $0.22, $0.99 and $1.10 per share upon exercise of options	—	—	—	—	74,903	—	47	—	—	—	—	—	47
Issuance of warrants to purchase Series C preferred stock in connection with equipment financing loan in January 2003	—	35	—	—	—	—	—	—	—	—	—	—	—
Issuance of warrants to purchase Series C preferred stock in connection with equipment financing loan in September 2003	—	27	—	—	—	—	—	—	—	—	—	—	—
Repurchase of common stock for cash at $1.05 per share in January 2003	—	—	—	—	(1,172)	—	(1)	—	—	—	—	—	(1)
Repurchase of common stock for cash at $0.22 per share in November 2003	—	—	—	—	(14,772)	—	(3)	—	—	—	—	—	(3)
Compensation expense related to consultant stock options	—	—	—	—	—	—	31	—	—	—	—	—	31
Deferred stock compensation expense related to modification of consultant stock option	—	—	—	—	—	—	1	—	(1)	—	—	—	—
Unrealized loss on investments	—	—	—	—	—	—	—	—	—	(55)	—	—	(55)
Net loss	—	—	—	—	—	—	—	—	—	—	(14,328)	—	(14,328)

Balance at December 31, 2003 (carried forward)	39,421,255	$57,414	—	$—	1,464,183	$—	$1,219	$(53)	$(1)	$(4)	$(28,143)	$—	$(26,982)
See accompanying notes.

ALEXZA PHARMACEUTICALS, INC.
(a development stage company)
CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
(DEFICIT) — (Continued)

	Alexza Pharmaceuticals, Inc. Stockholders
											Deficit	Noncontrolling
											Accumulated	Interest	Total
	Convertible						Additional	Stockholder	Deferred	Other	During the	In	Stockholders’
	Preferred Stock		Preferred Stock		Common Stock		Paid-In	Note	Stock	Comprehensive	Development	Symphony	Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Receivable	Compensation	(Loss) Income	Stage	Allegro, Inc.	(Deficit)
	(In thousands, except share and per share amounts)
Balance at December 31, 2003 (brought forward)	39,421,255	$57,414	—	$—	1,464,183	$—	$1,219	$(53)	$(1)	$(4)	$(28,143)	$—	$(26,982)
Cancellation of unvested common stock at $0.99 per share in March 2004	—	—	—	—	(24,365)	—	(24)	24	—	—	—	—	—
Repayment of vested portion of stockholder note receivable for cash	—	—	—	—	—	—	—	29	—	—	—	—	29
Issuance of warrants to purchase Series C preferred stock in connection with equipment financing loan in April 2004	—	20	—	—	—	—	—	—	—	—	—	—	—
Issuance of common stock for cash at $0.22, $0.99 and $1.10 per share upon exercise of options	—	—	—	—	100,192	—	72	—	—	—	—	—	72
Repurchase of common stock for cash at $1.05 per share in September 2004	—	—	—	—	(404)	—	—	—	—	—	—	—	—
Issuance of Series D preferred stock at $1.29 per share in November and December 2004, net of issuance costs of $2,239	40,435,448	49,760	—	—	—	—	—	—	—	—	—	—	—
Issuance of warrants to purchase common stock in connection with Series D financing in November 2004	—	—	—	—	—	—	91	—	—	—	—	—	91
Compensation expense related to consultant stock options	—	—	—	—	—	—	40	—	—	—	—	—	40
Compensation expense related to employee stock option modifications	—	—	—	—	—	—	19	—	—	—	—	—	19
Amortization of deferred stock compensation	—	—	—	—	—	—	—	—	1	—	—	—	1
Unrealized loss on investments	—	—	—	—	—	—	—	—	—	(41)	—	—	(41)
Net loss	—	—	—	—	—	—	—	—	—	—	(16,625)	—	(16,625)

Balance at December 31, 2004 (carried forward)	79,856,703	$107,194	—	$—	1,539,606	$—	$1,417	$—	$—	$(45)	$(44,768)	$—	$(43,396)
See accompanying notes.

ALEXZA PHARMACEUTICALS, INC.
(a development stage company)
CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
(DEFICIT) — (Continued)

	Alexza Pharmaceuticals, Inc. Stockholders
											Deficit	Noncontrolling
											Accumulated	Interest	Total
	Convertible						Additional	Stockholder	Deferred	Other	During the	In	Stockholders’
	Preferred Stock		Preferred Stock		Common Stock		Paid-In	Note	Stock	Comprehensive	Development	Symphony	Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Receivable	Compensation	(Loss) Income	Stage	Allegro, Inc.	(Deficit)
	(In thousands, except share and per share amounts)
Balance at December 31, 2004 (brought forward)	79,856,703	$107,194	—	$—	1,539,606	$—	$1,417	$—	$—	$(45)	$(44,768)	$—	$(43,396)
Issuance of common stock upon exercise of options $0.22, $0.99, $1.10, per share	—	—	—	—	380,508	—	357	—	—	—	—	—	357
Compensation expense related to consultant stock options	—	—	—	—	—	—	195	—	—	—	—	—	195
Deferred stock compensation, net of $4 reversal in connection with employee terminations	—	—	—	—	—	—	3,329	—	(3,329)	—	—	—	—
Amortization of deferred stock compensation,	—	—	—	—	—	—	—	—	404	—	—	—	404
Variable compensation expense	—	—	—	—	—	—	442	—	—	—	—	—	442
Unrealized gain on investments	—	—	—	—	—	—	—	—	—	15	—	—	15
Net loss	—	—	—	—	—	—	—	—	—	—	(32,402)	—	(32,402)

Balance at December 31, 2005 (carried forward)	79,856,703	$107,194	—	$—	1,920,114	$—	$5,740	$—	$(2,925)	$(30)	$(77,170)	$—	$(74,385)
See accompanying notes.

ALEXZA PHARMACEUTICALS, INC.
(a development stage company)
CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
(DEFICIT) — (Continued)

	Alexza Pharmaceuticals, Inc. Stockholders
											Deficit	Noncontrolling
											Accumulated	Interest	Total
	Convertible						Additional	Stockholder	Deferred	Other	During the	In	Stockholders’
	Preferred Stock		Preferred Stock		Common Stock		Paid-In	Note	Stock	Comprehensive	Development	Symphony	Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Receivable	Compensation	(Loss) Income	Stage	Allegro, Inc.	(Deficit)
	(In thousands, except share and per share amounts)
Balance at December 31, 2005 (brought forward)	79,856,703	$107,194	—	$—	1,920,114	$—	$5,740	$—	$(2,925)	$(30)	$(77,170)	$—	$(74,385)
Issuance of common stock for cash and shares upon exercise of options at a weighted average price of $1.28 per share	—	—	—	—	159,446	—	195	—	—	—	—	—	195
Issuance of common stock for cash under the Company’s Employee Stock Purchase Plan	—	—	—	—	131,682	—	896	—	—	—	—	—	896
Issuance of common stock for shares upon exercise of warrant	—	—	—	—	85,359	—	—	—	—	—	—	—	—
Issuance of common stock for cash, net of offering costs of $2,156	—	—	—	—	6,325,000	1	44,901	—	—	—	—	—	44,902
Conversion of convertible preferred stock into common stock	(79,856,703)	(107,194)	—	—	15,197,712	1	107,193	—	—	—	—	—	107,194
Purchase of noncontrolling interest by Symphony Allegro, Inc, preferred shareholders	—	—	—	—	—	—	—	—	—	—	—	36,463	36,463
Compensation expense related to consultant stock options	—	—	—	—	—	—	145	—	—	—	—	—	145
Compensation expense related to fair value of employee share based awards issued after January 1, 2006	—	—	—	—	—	—	1,601	—	—	—	—	—	1,601
Amortization of deferred stock compensation	—	—	—	—	—	—	—	—	727	—	—	—	727
Reversal of deferred stock compensation in connection with employee terminations	—	—	—	—	—	—	(495)	—	495	—	—	—	—
Variable compensation expense	—	—	—	—	—	—	(442)	—	—	—	—	—	(442)
Issuance of warrant to Symphony Allegro Holdings LLC		—	—	—	—	—	10,708	—	—	—	—	—	10,708
Unrealized gain on investments	—	—	—	—	—	—	—	—	—	39	—	—	39
Net loss	—	—	—	—	—	—	—	—	—	—	(41,806)	(1,720)	(43,526)

Balance at December 31, 2006 (carried forward)	—	$—	—	$—	23,819,319	$2	$170,442	$—	$(1,703)	$9	$(118,976)	$34,743	$84,517
See accompanying notes.

ALEXZA PHARMACEUTICALS, INC.
(a development stage company)
CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
(DEFICIT) — (Continued)

	Alexza Pharmaceuticals, Inc. Stockholders
											Deficit	Noncontrolling
											Accumulated	Interest	Total
	Convertible						Additional	Stockholder	Deferred	Other	During the	In	Stockholders’
	Preferred Stock		Preferred Stock		Common Stock		Paid-In	Note	Stock	Comprehensive	Development	Symphony	Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Receivable	Compensation	(Loss) Income	Stage	Allegro, Inc.	(Deficit)
	(In thousands, except share and per share amounts)
Balance at December 31, 2006 (brought forward)	—	$—	—	$—	23,819,319	$2	$170,442	$—	$(1,703)	$9	$(118,976)	$34,743	$84,517
Issuance of common stock for cash and shares upon exercise of options at a weighted average price of $1.28 per share	—	—	—	—	204,423	—	432	—	—	—	—	—	432
Issuance of common stock for cash under the Company’s Employee Stock Purchase Plan	—	—	—	—	205,870	—	1,405	—	—	—	—	—	1,405
Issuance of common stock upon vesting of restricted stock units	—	—	—	—	8,245	—	—	—	—	—	—	—	—
Issuance of common stock for cash, net of offering costs of $4,743	—	—	—	—	6,900,000	1	65,981	—	—	—	—	—	65,982
Compensation expense related to consultant stock options	—	—	—	—	—	—	75	—	—	—	—	—	75
Compensation expense related to fair value of employee share based awards issued after January 1, 2006	—	—	—	—	—	—	2,733	—	—	—	—	—	2,733
Amortization of deferred stock compensation	—	—	—	—	—	—	—	—	577	—	—	—	577
Reversal of deferred stock compensation in connection with employee terminations	—	—	—	—	—	—	(387)	—	387	—	—	—	—
Unrealized gain on investments	—	—	—	—	—	—	—	—	—	132	—	—	132
Net loss	—	—	—	—	—	—	—	—	—	—	(45,119)	(10,791)	(55,910)

Balance at December 31, 2007(carried forward)	—	$—	—	$—	31,137,857	$3	$240,681	$—	$(739)	$141	$(164,095)	$23,952	$99,943
See accompanying notes.

ALEXZA PHARMACEUTICALS, INC.
(a development stage company)

	Alexza Pharmaceuticals, Inc. Stockholders
											Deficit	Noncontrolling
											Accumulated	Interest	Total
	Convertible						Additional	Stockholder	Deferred	Other	During the	In	Stockholders’
	Preferred Stock		Preferred Stock		Common Stock		Paid-In	Note	Stock	Comprehensive	Development	Symphony	Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Receivable	Compensation	(Loss) Income	Stage	Allegro, Inc.	(Deficit)
	(In thousands, except share and per share amounts)
Balance at December 31, 2007 (brought forward)	—	$—	—	$—	31,137,857	$3	$240,681	$—	$(739)	$141	$(164,095)	$23,952	$99,943
Issuance of common stock and common stock warrant for cash	—	—	—	—	1,250,000	—	9,840	—	—	—	—	—	9,840
Issuance of common stock for cash and shares upon exercise of options at a weighted average price of $1.55 per share	—	—	—	—	104,428	—	161	—	—	—	—	—	161
Issuance of common stock for cash under the Company’s Employee Stock Purchase Plan	—	—	—	—	305,146	—	1,172	—	—	—	—	—	1,172
Issuance of common stock upon vesting of restricted stock units	—	—	—	—	23,443	—	—	—	—	—	—	—	—
Compensation expense related to consultant stock options	—	—	—	—	—	—	22	—	—	—	—	—	22
Compensation expense related to fair value of employee share based awards issued after January 1, 2006	—	—	—	—	—	—	4,633	—	—	—	—	—	4,633
Amortization of deferred stock compensation	—	—	—	—	—	—	—	—	437	—	—	—	437
Reversal of deferred stock compensation in connection with employee terminations	—	—	—	—	—	—	(83)	—	83	—	—	—	—
Unrealized loss on investments	—	—	—	—	—	—	—	—	—	(113)	—	—	(113)
Net loss	—	—	—	—	—	—	—	—	—	—	(58,450)	(18,591)	(77,041)

Balance at December 31, 2008	—	$—	—	$—	32,820,874	$3	$256,426	$—	$(219)	$28	$(222,545)	$5,361	$39,054

See accompanying notes.

ALEXZA PHARMACEUTICALS, INC
(a development stage company)
CONSOLIDATED STATEMENTS OF CASH FLOWS

				Period from
				December 19,
				2000
				(Inception) to
	Year Ended December 31,			December 31,
	2008	2007	2006	2008
		(In thousands)
Cash flows from operating activities:
Net loss	$(77,041)	$(55,910)	$(43,526)	$(253,647)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation expense	5,092	3,385	2,217	11,839
Extinguishment of officer note receivable	—	—	—	2,300
Issuance of common stock for intellectual property	—	—	—	92
Charge for acquired in-process research and development	—	—	—	3,916
Amortization of assembled workforce	—	—	—	222
Amortization of debt discount and deferred interest	38	49	35	362
Amortization of discount on available-for-sale securities	(797)	(929)	(1,035)	(727)
Depreciation	5,294	4,016	3,677	16,759
Loss on disposal of property and equipment	17	23	28	83
Changes in operating assets and liabilities:
Receivables	12,055	(12,055)	35	—
Prepaid expenses and other current assets	247	(114)	534	(1,124)
Other assets	(24)	42	7	(2,625)
Accounts payable	(278)	(727)	3,009	4,799
Accrued clinical trial expense and other accrued liabilities	111	898	505	2,799
Deferred revenues	(486)	10,000	—	9,514
Other liabilities	701	15,494	1,191	20,776

Net cash used in operating activities	(55,071)	(35,828)	(33,323)	(184,662)

Cash flows from investing activities:
Purchase of available-for-sale securities	(47,111)	(62,466)	(72,129)	(324,913)
Maturities of available-for-sale securities	74,329	51,064	69,194	314,149
Purchase of available-for-sale securities held by Symphony Allegro, Inc.	—	—	(49,975)	(49,975)
Maturities of available-for-sale securities held by Symphony Allegro, Inc.	18,131	10,507	19	28,657
Decrease (increase) in restricted cash	204	—	(400)	(400)
Purchases of property and equipment	(2,732)	(19,059)	(8,067)	(40,157)
Proceeds from disposal of property and equipment	25	—	—	28
Cash paid for merger	—	—	—	(250)

Net cash provided by (used in) investing activities	42,846	(19,954)	(61,358)	(72,861)

Cash flows from financing activities:
Proceeds from issuance of common stock and exercise of stock options and stock purchase rights	11,173	67,819	45,993	125,485
Repurchase of common stock	—	—	—	(8)
Proceeds from issuance of convertible preferred stock	—	—	—	104,681
Proceeds from repayment of stockholder note receivable	—	—	—	29
Proceeds from equipment term loans	—	5,814	3,997	18,932
Payments of equipment term loans and leases	(4,249)	(3,546)	(2,235)	(12,731)
Proceeds from purchase of non controlling interest by preferred shareholders in Symphony Allegro, Inc., net of fees	—	—	47,171	47,171

Net cash provided by financing activities	6,924	70,087	94,926	283,559

Net increase (decrease) in cash and cash equivalents	(5,301)	14,305	245	26,036
Cash and cash equivalents at beginning of period	31,337	17,032	16,787	—

Cash and cash equivalents at end of period	$26,036	$31,337	$17,032	$26,036

Supplemental disclosures of cash flow information
Cash paid for interest	$935	$1,003	$728	$3,265

Non cash investing and financing activities:
Conversion of convertible preferred stock to common stock	$—	$—	$107,194	$107,194

Warrant issued in conjunction with Symphony Allegro transaction	$—	$—	$10,708	$10,708

See accompanying notes.

ALEXZA PHARMACEUTICALS, INC.
(a development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. The Company and Basis of Presentation
Business
     Alexza Pharmaceuticals, Inc. (“Alexza” or the “Company”), was incorporated in the state of Delaware on December 19, 2000 as FaxMed, Inc. In June 2001, the Company changed its name to Alexza Corporation and in December 2001 became Alexza Molecular Delivery Corporation. In July 2005, the Company changed its name to Alexza Pharmaceuticals, Inc.
     The Company is a pharmaceutical development company focused on the research, development, and commercialization of novel proprietary products for the acute treatment of central nervous system (“CNS”) conditions. The Company’s primary activities since incorporation have been establishing its offices, recruiting personnel, conducting research and development, conducting preclinical studies and clinical trials, performing business and financial planning, and raising capital. Accordingly, the Company is considered to be in the development stage and operates in one business segment.
Basis of Consolidation
     The consolidated financial statements include the accounts of Alexza, its wholly-owned subsidiaries, Alexza Singapore Pte. Ltd., (“ASPL”), Alexza Singapore Manufacturing Pte. Ltd., and Alexza UK, Limited, and Alexza’s variable interest entity, Symphony Allegro, Inc. (“Allegro”). Alexza is considered the primary beneficiary of Allegro as defined in Financial Accounting Standards Board (“FASB”) Interpretation No. 46 (revised 2003), Consolidation of Variable Interest Entities (“FIN 46R”). All significant intercompany balances and transactions have been eliminated.
Public Offerings
     In March 2006, the Company completed its initial public offering of 6,325,000 shares of its common stock, including the full underwriters’ over-allotment option, at a public offering price of $8.00 per share. Net cash proceeds from the initial public offering were approximately $44.9 million, after deducting underwriting discounts and commissions and other offering expenses. In connection with the closing of the initial public offering, all of the Company’s shares of convertible preferred stock outstanding at the time of the offering were automatically converted into 15,197,712 shares of common stock.
     In May 2007, the Company completed a public offering of 6,900,000 shares of its common stock, including the full underwriters’ over-allotment option, at a public offering price of $10.25 per share. Net cash proceeds from the public offering were approximately $66.0 million, after deducting underwriting discounts and commissions and other offering expenses.
Equity Financing Facility
     In March 2008, the Company obtained a committed equity line of credit under which the Company may sell, subject to certain limitations, up to $50 million of its registered common stock to Azimuth Opportunity, Ltd. (“Azimuth”) over a 24-month period. The Company is not obligated to utilize any of the $50 million equity line of credit.
     The Company will determine, at its sole discretion, the timing, the dollar amount, and the minimum price per share of each draw under this equity line of credit, subject to certain conditions. When and if the Company elects to use the equity line of credit, the Company will issue shares to Azimuth at a discount of between 4.15% and 6.00% to the volume weighted average price of the Company’s common stock over a preceding period of trading days. Azimuth is not required to purchase any shares below $5.00 per share, and any shares sold under this equity line of credit will be sold pursuant to a shelf registration statement declared effective by the SEC on April 16, 2007. The agreement will terminate on March 31, 2010. As of December 31, 2008, there have been no sales of common stock under this agreement.

Registered Direct Equity Issuance
     In March 2008, the Company completed the sale of 1,250,000 shares of its registered common stock to Biomedical Sciences Investment Fund Pte. Ltd. (“Bio*One”) at a price of $8.00 per share. As outlined in the agreement, if the average closing price of the Company’s stock over a 45 consecutive day trading period does not exceed $8.00 between the closing date and December 31, 2008, Bio*One would receive 135,041 additional shares, which would adjust the effective purchase price to $7.22 per share. The Company’s average stock price did not meet this level during the specified period and the Company issued the additional shares to Bio*One in January 2009.
     In addition, the Company issued a warrant to Bio*One to purchase up to 375,000 of additional shares of Alexza common stock at a purchase price per share of $8.00. The warrant was subject to the same price adjustment as the common stock sale, and effective January 1, 2009 the warrant was automatically adjusted to give Bio*One the right to purchase 415,522 shares at a purchase price of $7.22 per share. The Company committed to initiate and maintain manufacturing operations in Singapore, and the warrant was to become exercisable only if the Company terminated operations in Singapore or did not achieve certain performance milestones. In December 2008, the Company did not meet its defined performance milestone, and as a result the warrant became fully exercisable. The warrant has a maximum term of 5 years.
     All securities sold to Bio*One were sold pursuant to a shelf registration statement declared effective by the SEC on April 16, 2007. Net proceeds from the sale of the stock and warrant were approximately $9.84 million after deducting offering expenses.
2. Need to Raise Additional Capital
     The Company has incurred significant losses from operations since its inception and expects losses to continue for the foreseeable future. The Company will need to raise additional capital to fund its operations, to develop its product candidates and to develop its manufacturing capabilities. Management plans to finance the Company’s operations through the sale of equity securities, debt arrangements or partnership or licensing collaborations. Such funding may not be available or may be on terms which are not favorable to the Company. The Company believes its cash, cash equivalents and marketable securities are sufficient to fund its operations through the first quarter of 2010.
3. Summary of Significant Accounting Policies
Revisions of Prior Period Financial Statement Presentation and Disclosures for Retrospective Application of Statement of Financial Accounting Standards No. 160
     Effective January 1, 2009, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 160, Noncontrolling Interests in Consolidated Financial Statements, an Amendment of Accounting Research Bulletin No. 51(“SFAS 160”). SFAS 160 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income (loss) attributable to the parent and to the noncontrolling interests, changes in a parent’s ownership interest and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. SFAS 160 requires that the noncontrolling interest continue to be attributed its share of losses even if that attribution results in a deficit noncontrolling interest balance. SFAS 160 is to be applied prospectively, with the presentation and disclosure requirements applied retrospectively to all periods presented. The adoption of SFAS 160 required the Company to reclassify the noncontrolling interest in Allegro from liabilities to stockholders’ equity on a retrospective basis for all periods presented. In addition, consolidated net loss has been retrospectively adjusted to include the net loss attributed to the noncontrolling interest in Allegro and consolidated comprehensive income or loss has been retrospectively adjusted to include the comprehensive income or loss attributed to the noncontrolling interest in Allegro. SFAS 160 also required the Company to provide sufficient disclosures that clearly identify and distinguish between the interests of the Company and the interests of the noncontrolling owners of Allegro.
Use of Estimates
     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Significant Risks and Uncertainties
     The Company has incurred significant losses from operations since its inception and expects losses to continue for the foreseeable future. The Company has financed its operations primarily through the sale of equity securities, licensing collaborations, capital lease and equipment financing and government grants. The Company will need to raise additional capital to fund its operations, to develop its product candidates, to develop its manufacturing capabilities, and to reacquire program rights currently licensed to Symphony Allegro, Inc. (see note 9), and such funding may not be available or may be on terms which are not favorable to the Company.
Fair Value of Financial Instruments
     The Company carries cash, cash equivalents and available for sale marketable securities at fair value. The Company’s other financial instruments, including accounts payable and accrued liabilities, are carried at cost, which management believes approximates fair value given their short-term nature.
     Effective January 1, 2008, the Company adopted Statement of Financial Accounting Standard No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and enhances disclosures about fair value measurements. The Company applies the provisions of SFAS 157 prospectively. Fair value is defined under SFAS 157 as the exchange price that would be received for an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value under SFAS 157 must maximize the use of observable inputs and minimize the use of unobservable inputs. The standard describes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value which are the following:
•	Level 1 — Quoted prices in active markets for identical assets or liabilities.

•	Level 2 — Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.
     In February 2008, the FASB issued FASB Staff Position 157-2 Partial Deferral of the Effective Date of Statement 157 (“FSP 157-2”). FSP 157-2 delays the effective date of SFAS 157 for nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis, at least annually, to fiscal years beginning after November 15, 2008.
     In accordance with FSP 157-2, we deferred the adoption of SFAS 157 for one year for nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis. The adoption of SFAS 157 for financial assets and financial liabilities, effective January 1, 2008, did not have a material effect on the Company’s consolidated financial position, operating results or cash flows.
     Fair values of cash equivalents and marketable securities approximate book value primarily due to the short-term maturities of the investments and the low incidence of changes in security credit ratings. Unrealized gains on available-for-sale securities of $28,000 were reported as a component of stockholders’ equity.

     The following table represents the Company’s fair value hierarchy, as defined by SFAS 157, for its financial assets (cash equivalents and marketable securities and investments held by Symphony Allegro, Inc.) measured at fair value on a recurring basis as of December 31, 2008 (in thousands):

	Level 1	Level 2	Level 3	Total
Money market funds	$19,350	$—	$—	$19,350
Money market fund held by Symphony Allegro, Inc.	21,318	—	—	21,318
Corporate debt securities	—	9,649	—	9,649
Government securities	—	1,505	—	1,505
Government-sponsored enterprises	—	6,620	—	6,620

Total	$40,668	$17,774	$—	$58,442

     The marketable securities held by Symphony Allegro are used to fund the development of AZ-002, AZ-004 and AZ-104 and are not available for general corporate expenses.
Concentration of Credit Risk
     Financial instruments that potentially subject the Company to credit risk consist of cash, cash equivalents and marketable securities and restricted cash to the extent of the amounts recorded on the balance sheets. The Company’s cash, cash equivalents, marketable securities and restricted cash are placed with high credit-quality U.S. financial institutions and issuers. All cash, cash equivalents, marketable securities and investments held by Symphony Allegro, Inc. are maintained with financial institutions that the Company’s management believes are high credit-quality. Marketable securities held by Symphony Allegro, Inc. consist of investments in a money market fund that invests primarily in domestic commercial paper, securities issued or guaranteed by the U.S. government or its agencies, U.S. and Yankee bank obligations and fully collateralized repurchase agreements. The Company believes that its established guidelines for investment of its excess cash maintain liquidity through its policies on diversification and investment maturity.
Cash Equivalents and Marketable Securities
     Management determines the appropriate classification of its investments at the time of purchase. These securities are recorded as either cash equivalents or marketable securities.
     The Company considers all highly liquid investments with original maturities of three months or less from date of purchase to be cash equivalents. Cash equivalents consist of interest-bearing instruments including obligations of U.S. government agencies, high credit rating corporate borrowers and money market funds, which are carried at market value.
     All other investments are classified as available-for-sale marketable securities. The Company views its available-for-sale investments as available for use in current operations. Accordingly, the Company has classified all investments as short-term marketable securities, even though the stated maturity date may be one year or more beyond the current balance sheet date. Marketable securities are carried at estimated fair value with unrealized gains or losses included in accumulated other comprehensive income (loss) in stockholders’ equity.
     The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization and accretion are included in interest and other income (expense), net. Realized gains and losses, if any, are also included in interest and other income (expense), net. The cost of all securities sold is based on the specific-identification method. Interest and dividends are included in interest income.
     The Company reviews its investments for other than temporary decreases in market value on a quarterly basis. Through December 31, 2008, the Company has not recorded an other than temporary impairment.
Property and Equipment
     Property and equipment are stated at cost, less accumulated depreciation. Property and equipment are depreciated using the straight-line method over the estimated life of the asset, generally three years for computer equipment and five years for laboratory equipment and furniture. Leasehold improvements are amortized over the estimated useful life or the remaining lease term, whichever is shorter.

Restricted Cash
     Under the Company’s facility lease agreements and an agreement with its utilities provider, the Company must maintain letters of credit as security for performance under these agreements. The letters of credit are secured by certificates of deposits in amounts equal to the letters of credit, which are classified as restricted cash, a non-current asset. At December 31, 2008 and 2007 the Company maintained the following letters of credit and restricted cash balances (in thousands):

	December 31,
	2008	2007
Mt. View facility	$400	$400
Palo Alto facilities	—	163
Palo Alto utility account	—	41

	$400	$604

Impairment of Long-Lived Assets
     The Company reviews long-lived assets, including property and equipment, for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. An impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount. The impairment loss, if recognized, would be based on the excess of the carrying value of the impaired asset over its respective fair value. Impairment, if any, is assessed using discounted cash flows. Through December 31, 2008, the Company has not recorded an impairment of a long-lived asset.
Revenue Recognition
     The Company recognizes revenue in accordance with the Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin (“SAB”) No. 101, Revenue Recognition in Financial Statements (“SAB 101”), as amended by Staff Accounting Bulletin No. 104, Revision of Topic 13 (“SAB 104”).
     Revenue has consisted primarily of amounts earned under research grants with the National Institutes of Health and from the Endo licensing agreement. The Company’s federal government research grants provided for the reimbursement of qualified expenses for research and development as defined under the terms of each grant. Equipment purchased specifically for grant programs was recorded at cost and depreciated over the grant period. Revenue under grants was recognized when the related qualified research and development expenses were incurred up to the limit of the approval funding amounts.
     In determining the accounting for collaboration agreements such as the Endo licensing agreement, see Note 9, the Company follows the provisions of Emerging Issues Task Force (“EITF”) Issue 00-21, Revenue Arrangements with Multiple Deliverables (“EITF 00-21”). EITF 00-21 provides guidance on whether an arrangement involves multiple revenue-generating deliverables that should be accounted for as a single unit of accounting or divided into separate units of accounting for revenue recognition purposes and, if this division is required, how the arrangement consideration should be allocated among the separate units of accounting. If the arrangement represents a single unit of accounting, the revenue recognition policy and the performance obligation period must be determined, if not already contractually defined, for the entire arrangement. If the arrangement represents separate units of accounting according to the EITF’s separation criteria, a revenue recognition policy must be determined for each unit. Revenues for non-refundable upfront license fee payments, where the Company continues to have obligations, will be recognized as performance occurs and obligations are completed.
Research and Development
     Research and development expenses include personnel and facility-related expenses, outside contracted services including clinical trial costs, manufacturing and process development costs, research costs and other consulting services. Research and development costs are expensed as incurred.
     Clinical development costs are a significant component of research and development expenses. The Company has a history of contracting with third parties that perform various clinical trial activities on its behalf in the ongoing development of its product candidates. The financial terms of these contracts are subject to negotiations and may vary from contract to contract and may result in uneven payment flow. The Company accrues and expenses costs for clinical trial activities performed by third parties based upon estimates of the percentage of work completed over the life of the individual study in accordance with agreements established with contract research organizations and clinical trial sites.
Income Taxes
     The Company utilizes the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities and are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is provided when it is more likely than not that some portion or all of a deferred tax asset will not be realized.
     In July 2006, FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes — An Interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes and prescribes a recognition threshold and measurement attributes for financial statement disclosure of tax positions taken or expected to be taken on a tax return. Under FIN 48, the impact of an uncertain income tax position on the income tax return must be recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Additionally, FIN 48 provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.
     The Company adopted the accounting policy that interest recognized in accordance with Paragraph 15 of FIN 48 and penalties recognized in accordance with Paragraph 16 of FIN 48 are classified as part of its income tax provision.
Comprehensive Loss Attributable to Alexza Common Stockholders
     Comprehensive loss attributable to Alexza common stockholders is comprised of net loss and unrealized gains (losses) on marketable securities. Total comprehensive loss for the years ended December 31, 2008, 2007 and 2006 is as follows (in thousands):

				Period from
				December 19,
				2000
				(Inception) to
				December 31,
	2008	2007	2006	2008
Net loss	$(77,041)	$(55,910)	$(43,526)	$(253,647)
Change in unrealized (loss) on marketable securities	(113)	132	39	28

Comprehensive loss	(77,154)	(55,778)	(43,487)	(253,619)
Comprehensive loss attributable to noncontrolling interest in Symphony Allegro. Inc.	18,591	10,791	1,720	31,102

Comprehensive loss attributable to Alexza common stockholders	$(58,563)	$(44,987)	$(41,767)	$(222,517)

Share-Based Compensation
     In December 2004, the FASB issued Statement of Financial Accounting Standards 123R (“SFAS 123R”), Share-Based Payment. This revised standard addresses the accounting for share-based payment transactions in which a company receives employee services in exchange for either equity instruments of the company or liabilities that are based on the fair value of the company’s equity instruments or that may be settled by the issuance of such equity instruments. Under SFAS 123R, companies are no longer able to account for share-based compensation transactions using the intrinsic-value method, the Company’s previous accounting method, in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”). Instead, companies are required to account for such transactions using a fair-value method and recognize the expense in the statement of operations.
     On January 1, 2006, the Company adopted SFAS 123R using the prospective transition method, as required by the statement. Under this transition method, beginning January 1, 2006, employee share-based compensation cost recognized includes: (a) compensation cost for all share-based payments granted prior to, but not yet vested, as of December 31, 2005 for (i) employees using the intrinsic value in accordance with the provisions of APB 25 and (ii) non-employees using the fair value in accordance with the provisions of SFAS 123, and (b) compensation cost for all share-based payments granted or modified subsequent to December 31, 2005, based on the fair value estimated in accordance with the provisions of SFAS 123R.
     All share-based payment awards are amortized on a ratable basis over the requisite service periods of the awards, which are generally the vesting periods. There was no share-based compensation capitalized as of December 31, 2008.
Employee Share-Based Awards Granted Prior to January 1, 2006
     Compensation cost for employee stock options granted prior to January 1, 2006, the date the Company adopted SFAS 123R, are accounted for using the option’s intrinsic value. The Company recorded the total valuation of these options as a component of stockholders’ equity (deficit), which will be amortized over the vesting period of the applicable option on a straight line basis. During the years ended December 31, 2008, 2007 and 2006, the Company reversed $83,000, $387,000 and $495,000, respectively, of deferred stock-based compensation related to unvested options cancelled as a result of employee terminations. The remaining deferred stock compensation balance of $219,000 will be amortized in 2009.
Employee Share-Based Awards Granted On or Subsequent to January 1, 2006
     Compensation cost for employee share-based awards granted on or after January 1, 2006, the date the Company adopted SFAS 123R, is based on the grant-date fair value estimated in accordance with the provisions of SFAS 123R and will be recognized over the vesting period of the applicable award on a straight-line basis. The Company issues employee share-based awards in the form of stock options and restricted stock units under the Company’s equity incentive plans and stock purchase rights under the Company’s employee stock purchase plan.
Stock Options, Stock Purchase Rights and Restricted Stock Units
     During the years ended December 31, 2008, 2007 and 2006, the weighted average fair value of the employee stock options granted was $3.04, $6.22 and $5.50, respectively, the weighted average fair value of stock purchase rights granted was $2.58, $3.44 and $3.23, respectively, and the weighted average fair value of restricted stock units granted was $4.35, $8.89 and $7.00, respectively.
     The estimated grant date fair values of the stock options and stock purchase rights were calculated using the Black-Scholes valuation model, and the following assumptions:

	Year Ended December 31,
	2008	2007	2006
Stock Option Plans
Weighted-average expected term	5.0 years	6.1 years	6.1 years
Expected volatility	67%	73%	80%
Risk-free interest rate	3.14%	4.72%	4.71%
Dividend yield	0%	0%	0%
Employee Stock Purchase Plan
Weighted-average expected term	1.65 years	1.42 years	1.4 years
Expected volatility	71%	53%	53%
Risk-free interest rate	2.68%	4.31%	4.77%
Dividend yield	0%	0%	0%
     Weighted-Average Expected Life Prior to January 1, 2008, the expected term of options granted was determined using the “shortcut” method, as illustrated in the Securities and Exchange Commission’s Staff Accounting Bulletin No. 107 (“SAB 107”). Under this approach, the expected term was presumed to be the average of the vesting term and the contractual term of the option. As detailed information about the employees’ exercise behavior is now available to the Company, beginning on January 1, 2008, the Company no longer uses the above mentioned shortcut method and determines the expected term of the options granted through a combination of the Company’s own historical exercise experience and expected future exercise activities and post-vesting termination behavior. The change of approach in determining the estimated weighted average expected life resulted in the assumption decreasing from approximately 6.1 years to 5.0 years.
     Under the Employee Stock Purchase Plan, the expected term of employee stock purchase plan shares is the average of the purchase periods under each offering period.

     Volatility Prior to January 1, 2008, as the Company considered itself a newly public entity with insufficient historical data on volatility of its stock, the expected volatility used was based on volatility of similar entities (referred to as “guideline” companies). In evaluating similarity, the Company considered factors such as industry, stage of life cycle and size. Due to the availability of historical volatility data of the Company’s own stock, the Company began utilizing its historical volatility to determine future volatility for the purpose of determining share-based payments for all options granted on or after January 1, 2008.
     Risk-Free Interest Rate. The risk-free rate that the Company uses in the Black-Scholes option valuation model is based on U.S. Treasury zero-coupon issues with remaining terms similar to the expected term of the options or purchase rights on the respective grant dates.
     Dividend Yield The Company has never declared or paid any cash dividends and does not plan to pay cash dividends in the foreseeable future, and, therefore, used an expected dividend yield of zero in the valuation model.
     Forfeiture Rate The Company uses historical data to estimate pre-vesting option forfeitures and record stock-based compensation expense only for those awards that are expected to vest. All stock-based payment awards are amortized on a straight-line basis over the requisite service periods of the awards, which are generally the vesting periods. The Company increased its estimated forfeiture rate during the three months ended March 31, 2008 from approximately 5.9% at December 31, 2007 to approximately 7.0%.
     Restricted Stock Units The estimated fair value of restricted stock units awards is calculated based on the market price of Alexza’s common stock on the date of grant, reduced by the present value of dividends expected to be paid on Alexza common stock prior to vesting of the restricted stock unit. The Company’s estimate assumes no dividends will be paid prior to the vesting of the restricted stock unit.
     As of December 31, 2008, there was $7,880,000, $813,000 and $1,228,000 total unrecognized compensation costs related to non-vested stock option awards issued after January 1, 2006, non-vested restricted stock units and stock purchase rights, respectively, which are expected to be recognized over a weighted average period of 2.5 years, 2.9 years and 1.4 years, respectively.
Settlement and Modification of Stock Option Awards
     On March 7, 2006 (“the Settlement Date”), in settlement for the extinguishment of certain housing loans to three Company officers (see Note 10), the Company increased the exercise price on certain stock option awards held by these officers from $1.10 per share to $8.00 per share, which reduced the aggregate intrinsic value of these options by $3.4 million. These options were accounted for as variable awards. As a result of changes in the Company’s stock price, the Company recorded a $442,000 reduction in share-based compensation expense during the three months ended March 31, 2006. As the exercise price was fixed in March 2006, the contingency was resolved and variable accounting for these options ceased.
     Also on the Settlement Date, the Company entered into amended loan extinguishment agreements with the above mentioned officers, whereby the Company was given the right to increase the exercise price of selected options to $8.00 per share, resulting in an additional reduction in aggregate intrinsic value of $0.6 million. This modification was accounted for under SFAS 123R, and resulted in no additional share-based compensation expense.
Recent Accounting Pronouncements
Statement of Financial Accounting Standard No. 141R
     In December 2007, the FASB issued Statement of Financial Accounting Standard No. 141 (revised 2007), Business Combinations (“SFAS 141(R)”). This standard establishes principles and requirements for how an acquirer in a business combination recognizes and measures the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree in its financial statements. SFAS 141(R) also establishes principles and requirements for how an acquirer recognizes and measures the goodwill acquired in a business combination and it establishes disclosure requirements to facilitate an evaluation of the nature and financial effects of a business combination. SFAS 141(R) is effective for business combinations which occur during the first annual reporting period beginning on or after December 15, 2008. The Company expects the effect of adoption of this standard will be limited to any acquisitions made by the Company which close subsequent to December 31, 2008.
Emerging Issues Task Force Issue No. 07-3
     Effective January 1, 2008, the Company adopted the Emerging Issues Task Force Issue No. 07-3 (“EITF 07-3”), Accounting for Nonrefundable Advance Payments for Goods or Services to Be Used in Future Research and Development Activities. The scope of EITF 07-3 is limited to nonrefundable advance payments for goods and services to be used or rendered in future research and development activities pursuant to an executory contractual arrangement. This issue provides that nonrefundable advance payments for goods or services that will be used or rendered for future research and development activities should be deferred and capitalized.

We adopted the provisions of EITF 07-3 prospectively for new contracts entered into on or after January 1, 2008. The adoption of the provisions of EITF 07-3 on January 1, 2008 did not have a material impact on the Company’s financial position, results of operations or cash flows.
4. Net Loss per Share Attributable to Alexza Common Stockholders
     Basic and diluted net loss per share attributable to Alexza common stockholders is calculated by dividing the net loss attributable to Alexza common stockholders by the weighted-average number of common shares outstanding for the period less weighted average shares subject to repurchase, of which there were none in 2008, 2007 or 2006. Outstanding stock options, warrants, unvested restricted stock units, and shares to be issued upon conversion of outstanding convertible preferred stock, if any, are not included in the net loss per share attributable to Alexza common stockholders calculation for the years ended December 31, 2008, 2007 and 2006 because the inclusion of such shares would have had an anti-dilutive effect.
     Potentially dilutive securities include the following (in thousands):

	Year Ended December 31,
	2008	2007	2006
Outstanding stock options	4,183	3,207	2,611
Unvested restricted stock units	172	93	34
Warrants to purchase common stock	2,431	2,016	2,016
Convertible preferred stock	—	—	—
5. Cash, Cash Equivalents, Marketable Securities and Restricted Cash
     Cash, cash equivalents, marketable securities and restricted cash consisted of:

	December 31,
	2008	2007
	(In thousands)
Cash	$432	$327
Money market accounts	19,350	17,527
Certificates of deposit	400	604
Government debt securities	1,505	—
Government-sponsored enterprise debt securities	6,620	5,998
Corporate debt securities	9,649	44,049
Asset-backed securities	—	1,490

	$37,956	$69,995

Reported as:
Cash and cash equivalents	$26,036	$31,337
Marketable securities	11,520	38,054
Restricted cash	400	604

	$37,956	$69,995

     At December 31, 2008, all securities had a maturity date of less than one year.
6. Property and Equipment
     Property and equipment consisted of the following:

	December 31,
	2008	2007
	(In thousands)
Lab equipment	$12,038	$10,628
Computer equipment and software	4,885	4,763
Furniture	1,123	996
Leasehold improvements	19,135	20,687

	37,181	37,074
Less: accumulated depreciation	(13,029)	(10,918)

	$24,152	$26,156

     Property and equipment also includes equipment that secures the Company’s equipment financing agreements of $14,338,000 and $16,036,000 at December 31, 2008 and 2007, respectively. Accumulated depreciation related to assets under the equipment financing loans was $9,588,000 and $9,190,000 at December 31, 2008 and 2007, respectively. Depreciation of property and equipment under equipment financing agreements is included in depreciation expense in the statement of cash flows.
7. Other Accrued Liabilities
     Other accrued liabilities consisted of the following:

	December 31,
	2008	2007
	(In thousands)
Accrued compensation	$4,012	$3,532
Accrued professional fees	439	555
Other	754	1,000

	$5,205	$5,087

8. Commitments
Equipment Financing Obligations
     The Company finances a portion of its fixed asset acquisitions through equipment financing agreements. Loans drawn from the equipment financing agreement are secured by certain fixed assets of the Company. Fixed asset purchases used to secure draws on the equipment financing agreement are recorded on the Company’s balance sheet at cost. A liability is recorded upon the Company making a draw on the agreements.
     The loans are repaid in 36 — 48 monthly installments, from the date of each draw, of principal and interest. The interest rate, which is fixed for each draw, is based on the U.S. Treasuries of comparable maturities and ranges from 9.2% to 10.6%. The equipment purchased under the equipment financing agreement is pledged as security. As of December 2008, no additional borrowings were available under the agreements.
     Future principal payments under the equipment financing agreements as of December 31, 2008 are as follows (in thousands):

2009	$4,139
2010	2,088
2011	427

Total	$6,654

Operating Leases
     The Company leases two buildings with an aggregate of 106,894 square feet of manufacturing, office and laboratory facilities in Mountain View, California, which the Company began to occupy in the fourth quarter of 2007. The Company recognizes rental expense on the facility on a straight line basis over the initial term of the lease. Differences between the straight line rent expense and rent payments are classified as deferred rent liability on the balance sheet. The lease for both facilities expires on March 31, 2018, and the Company has two options to extend the lease for five years each.
     The Mountain View lease, as amended, included $15,964,000 of tenant improvement reimbursements from the landlord. The Company has recorded all tenant improvements as additions to property and equipment and is amortizing the improvements over the shorter of the estimated useful life of the improvement or the remaining life of the lease. The reimbursements received from the landlord are included in deferred rent liability and amortized over the life of the lease as a contra-expense.
     In May 2008, the Company entered into an agreement to sublease 19,558 square feet of its Mountain View facility from May 1, 2008 through April 30, 2009. During the term of the lease, the Company will receive a gross rent of $53,758 per month. There are no options to extend the sublease period, however, if the parties agree to extend the lease term, the monthly sublease rent will be $55,740 per month.

     Future minimum lease payments under non-cancelable operating leases, net of sublease income, at December 31, 2008 were as follows (in thousands):

2009	$4,558
2010	5,016
2011	5,138
2012	5,263
2013	4,919
Thereafter	20,792

Total minimum payments	$45,686

     The above table reflects $215,000 of sublease income in 2009.
     Rental expense, net of sublease income, was $4,778,000, $5,402,000, $2,514,000, and $15,921,000, for the years ended December 31, 2008, 2007 and 2006, and for the period from December 19, 2000 (inception) to December 31, 2008, respectively. Rental income from the sublease agreement was $430,000, and $555,000 for the year ended December 31, 2008 and for the period from December 19, 2000 (inception) to December 31, 2008, respectively. The Company received no rental income in the years ended December 31, 2007 and 2006.
Manufacturing and Supply Agreement
     On November 2, 2007, The Company entered into a manufacturing and supply agreement, or the supply agreement, with Autoliv ASP, Inc, or Autoliv, relating to the commercial supply of chemical heat packages that can be incorporated into the Company’s Staccato device. Autoliv had developed these chemical heat packages for us pursuant to a development agreement between Autoliv and the Company executed in October 2005. Under the terms of the supply agreement, Autoliv will develop a manufacturing line capable of producing 10 million chemical heat packages a year. The Company will pay Autoliv $12 million upon the earlier of December 31, 2011 or 60 days after the approval by the Food and Drug Administration of a new drug application filed by the Company. If the agreement is terminated by either party, the Company will be required to reimburse Autoliv up to $12 million for certain expenses related to the equipment and tooling used in the production and testing of the chemical heat packages. Upon payment by the Company, Autoliv will be required to transfer possession and ownership of such equipment and tooling to the Company. Each quarter, with assistance from Autoliv, the Company estimates the amount of work performed on the development of the manufacturing line and recognizes a portion of the total payment related to the manufacturing line as a capital asset and a corresponding non-current liability. As of December 31, 2008, the Company recorded a fixed asset and a non-current liability of $600,000 related to its commitment to Autoliv for the development of the manufacturing line. Autoliv has also agreed to manufacture, assemble and test the chemical heat packages solely for the Company in conformance with the Company’s specifications. The Company will pay Autoliv a specified purchase price, which varies based on annual quantities ordered by the Company, per chemical heat package delivered. The initial term of the supply agreement expires on December 31, 2012 and may be extended by written mutual consent.
9. License Agreements
Symphony Allegro, Inc.
     On December 1, 2006 (the “Closing Date”), the Company entered into a series of related agreements with Symphony Capital LLC (“Symphony Capital”), Symphony Allegro Holdings LLC (“Holdings”) and Holdings’ wholly owned subsidiary Symphony Allegro, Inc., (“Allegro”) providing for the financing of the clinical development of its AZ-002, Staccato alprazolam, and the AZ-004/104, Staccato loxapine, product candidates (the “Programs”). The material agreements included the: (i) Purchase Option Agreement by and among Holdings and Allegro and Alexza (the “Purchase Option Agreement”); (ii) Warrant Purchase Agreement between Holdings and Alexza (the “Warrant Purchase Agreement”); (iii) Warrant to Purchase shares of Common Stock issued to Holdings (the “Warrant”); (iv) Amended and Restated Research and Development Agreement by and among Holdings and Allegro and Alexza (the “R&D Agreement”); and (v) Novated and Restated Technology License Agreement by and among Holdings and Allegro and Alexza (the “License Agreement”). Symphony Capital and other investors (“Symphony”) invested $50 million in Holdings, which then invested the $50 million in Allegro. Pursuant to the agreements, Allegro agreed to invest up to the full $50 million to fund the clinical development of the Programs, and the Company licensed to Allegro certain intellectual property rights related to these Programs.
     Pursuant to the agreements, the Company continues to be primarily responsible for all preclinical, clinical and device development efforts, as well as maintenance of the intellectual property portfolio for the Programs. The Company and Allegro have established a Development Committee to oversee the Programs. The Company participates in the Development Committee and has the right to appoint one of the five members of the board of directors of Allegro.

     Pursuant to the agreements, the Company has no further obligation beyond the items described above and the Company has no obligation to the creditors of Allegro as a result of the Company’s involvement with Allegro. The investments held by Allegro are to be used to fund the development of the Programs, and are not available for general corporate expenses.
     Pursuant to the Warrant Agreement, the Company issued to Holdings a five-year warrant to purchase 2,000,000 shares of the Company’s common stock at $9.91 per share. The Warrant, issued upon closing, was assigned a value of $10.7 million using the Black-Scholes valuation model and has been recorded in additional paid in capital.
     In consideration for the Warrant, the Company received an exclusive purchase option (the “Purchase Option”) that gives the Company the right, but not the obligation, to acquire all, but not less than all, of the equity of Allegro, thereby allowing the Company to reacquire all of the Programs. This Purchase Option is exercisable at any time from December 1, 2007 to December 1, 2010, at predetermined prices that increase over time and range from $67.5 million starting December 31, 2007 to $122.5 million through December 1, 2010. The Purchase Option exercise price may be paid for in cash or in a combination of cash and the Company’s common stock, at the Company’s sole discretion, provided that the common stock portion may not exceed 40% of the Purchase Option exercise price, or 10% of the Company’s common stock issued and outstanding as of the purchase option closing date.
     The Company consolidated the financial position and results of operations of Allegro in accordance with FASB Interpretation No. 46, Consolidation of Variable Interest Entities, (“FIN 46R”). The Company believes Allegro is by design a variable interest entity as the Company has a purchase option to acquire Allegro’s outstanding voting stock at prices that are fixed based upon the date the option is exercised. The fixed nature of the purchase option price limits Symphony’s returns, as the investor in Allegro. FIN 46R deems parties to be de facto agents if they cannot sell, transfer, or encumber their interests without the prior approval of an enterprise. Symphony Capital is considered to be a de facto agent of the Company’s pursuant to this provision, and because the Company and Symphony, as a related party group, absorb a majority of Allegro’s variability, the Company evaluated whether, pursuant to FIN 46R’s requirements, the Company is most closely associated with Allegro. The Company concluded that it is most closely associated with Allegro and should consolidate Allegro because (1) the Company originally developed the technology that was assigned to Allegro, (2) the Company will continue to oversee and monitor the development program, (3) the Company’s employees will continue to perform substantially all of the development work, (4) the Company significantly influenced the design of the responsibilities and corporate structure of Allegro, (5) Allegro’s operations are substantially similar to the Company’s activities, and (6) through the purchase option, the Company has the ability to meaningfully participate in the benefits of a successful development effort.
     The noncontrolling interest in Symphony Allegro, Inc., as presented on the consolidated balance sheets, represents Symphony’s equity investment in Allegro of $50.0 million equity reduced by $10.7 million for the value of the Purchase Option, and by $2.85 million for a structuring fee and related expenses that the Company paid to Symphony Capital in connection with the closing of the Allegro transaction, resulting in the recording of a net noncontrolling interest of $36.5 million on the effective date. The Company has charged the losses incurred by Allegro to the noncontrolling interest in the determination of the net loss attributable to Alexza common stockholders in the consolidated statements of operations and the Company also reduced the noncontrolling interest in the consolidated balance sheets by Allegro’s losses. For the years ended December 31, 2008, 2007 and 2006, the net losses of Allegro charged to the noncontrolling interest were $18.6 million, $10.8 million and $1.7 million, respectively. The Company adopted SFAS 160 on January 1, 2009. SFAS 160 requires a company to present ownership interests in subsidiaries held by parties other than the company in the consolidated financial statements within stockholders’ equity but separate from the company’s stockholders’ equity. SFAS 160 also requires the amount of consolidated net income or loss attributable to the parent and to the noncontrolling interest to be clearly identified and presented on the face of the consolidated statement of operations and requires changes in ownership interest to be accounted for similarly as equity transactions. SFAS 160 was required to be adopted prospectively with the exception of the presentation and disclosure requirements, which were applied retrospectively for all periods presented.
Endo Pharmaceuticals, Inc.
     On December 27, 2007, the effective date, the Company entered into a license, development and supply agreement (the “license agreement”), with Endo Pharmaceuticals, Inc. (“Endo”) for AZ-003 (Staccato fentanyl) and the fentanyl class of molecules for North America. Under the terms of the License Agreement, Endo paid the Company a $10 million upfront fee and Endo was obligated to pay potential additional milestone payments of up to $40 million upon achievement of predetermined regulatory and clinical milestones. Endo was also obligated to pay royalties to the Company on net sales of the product, from which the Company would be required to pay for the cost of goods for the manufacture of the commercial version of the product. Under the terms of the license agreement, the Company had primary responsibility for the development and costs of the Staccato Electronic Multiple Dose device and the exclusive right to manufacture the product for clinical development and commercial supply. Endo had the responsibility for future pre-clinical, clinical and regulatory development, and, if AZ-003 was approved for marketing, for commercializing the product in North America. The Company recorded the $10 million upfront fee it received from Endo in January 2008 as deferred revenue. The Company was unable to allocate a fair value to the each of the deliverables outlined in the agreement and therefore accounted for the deliverables as a single unit of accounting. The Company began to recognize the $10 million upfront payment as revenue in the third quarter of 2008 over the estimated performance period of six years, resulting in revenues of $486,000 in 2008.
     In January 2009, the Company and Endo mutually agreed to terminate the license agreement, with all rights to AZ-003 reverting back to the Company. The Company’s obligations under the license agreement have been fulfilled upon the termination of the agreement, and the Company will recognize the remaining deferred revenue in the first quarter of 2009.
10. Related Party Transactions
Extinguishment of Officer Notes
     In December 2005, the Company extinguished the housing loans that were made to three executive officers, the Chief Executive Officer, Senior Vice President of Corporate and Business Development, and Senior Vice President of Research and Development, having an aggregate principal value of $2.3 million and agreed to pay $1.7 million of taxes related to the extinguishment on the officers’ behalf. In connection with the loan extinguishment agreements, the Company entered into a commitment with the officers to settle the loan extinguishment, prior to the closing of the Company’s initial public offering, by reducing the aggregate intrinsic value of certain stock option awards to acquire up to 490,908 common shares.
     On March 7, 2006 (“the Settlement Date”), in settlement for the extinguishment of the officer housing loans, the Company increased the exercise price on the above mentioned stock option awards held by these officers from $1.10 per share to $8.00 per share, the initial public offering price, which reduced the aggregate intrinsic value of these options by $3.4 million. These options were accounted for as variable awards. As a result of changes in the Company’s stock price, the Company recorded a $442,000 reduction in share-based compensation expense during the three months ended March 31, 2006. As the exercise price was fixed in March 2006, the contingency was resolved and variable accounting for these options ceased.
     Also on the Settlement Date, the Company entered into amended loan extinguishment agreements with the above mentioned officers, whereby the Company was given the right to increase the exercise price of selected options to $8.00 per share, resulting in an additional reduction in aggregate intrinsic value of $0.6 million. This modification was accounted for under SFAS 123R, and resulted in no additional share-based compensation expense.
Employee Loan
     In May 2005, the Company entered into a secured, non-interest bearing promissory note with an employee, the proceeds of which were used to assist with the purchase of a new home. The promissory note was in the amount of $100,000 and was due and payable in May 2010. Since there was no established exchange price or ready market for the employee note, the Company estimated the note’s present value using a 5.87% interest rate, resulting in a total note receivable discount and a deferred charge of $25,000. The discount on the note receivable and the deferred charge were being amortized to compensation expense over the five year term. During the years ended December 31, 2007 and 2006, the Company recorded $1,000 and $5,000 of compensation expense and interest income, respectively. In 2007, the note was repaid in full.
11. Common Stock
     The Company had reserved shares of common stock for future issuances as of December 31, 2008 as follows:

Stock options outstanding	4,183,348
Unvested restricted stock units outstanding	171,954
2005 Equity Incentive Plan and 2005 Non Employee Director Stock Option Plan — shares available for issuance	1,330,906
Employee Stock Purchase Plan — shares available for issuance	345,495
Warrants outstanding	2,431,242

Total	8,461,845

12. Warrants
     In March 2002, in connection with an equipment financing agreement, the Company issued immediately exercisable and fully vested warrants to purchase 21,429 shares of Series B preferred stock at a per share price of $1.40. The warrants expire on the later of

April 8, 2013. The Company recorded a deferred financing cost of $27,000 related to the issuance of these warrants. The Company valued these warrants using the Black-Scholes valuation model, assuming an exercise price and fair value of $1.40, an expected volatility of 100%, an expected life of 10 years, an expected dividend yield of 0%, and a risk-free interest rate of 4.61%. The estimated fair value of the warrants is recorded as debt discount. This amount is amortized to interest expense over the commitment term of the equipment financing agreement. In 2006, the warrant was converted to purchase 4,116 shares of common stock at a price of $7.29 per share. As of December 31, 2008, this warrant remained outstanding and exercisable.
     In January and September 2003, in connection with the modifications of an equipment financing agreement, the Company issued immediately exercisable and fully vested warrants to purchase 24,058 and 19,247 shares of Series C preferred stock, respectively, at a per share price of $1.56. The warrants expire April 8, 2013. The Company valued these warrants using the Black-Scholes valuation model, assuming an exercise price and fair value of $1.56, an expected volatility of 100%, an expected life of 10 years, an expected dividend yield of 0%, and risk-free interest rate of 4.05% and 4.45%, respectively. The estimated fair values of $35,000 and $27,000, respectively, are recorded as debt discount and are being amortized to interest expense over the remaining commitment term of the financing agreement. In 2006, these warrants were converted into warrants to purchase 4,852 shares and 3,882 shares of common stock, both at a price of $7.74 shares. As of December 31, 2008, both of these warrants remained outstanding and exercisable.
     In March 2004, in connection with the modifications of an equipment financing agreement, the Company issued immediately exercisable and fully vested warrants to purchase 14,232 shares of Series C preferred stock at a per share price of $1.56. The warrants expire on April 8, 2013. The Company valued these warrants using the Black-Scholes valuation model, assuming an exercise price and fair value of $1.56, an expected volatility of 100%, an expected life of 10 years, an expected dividend yield of 0%, and risk-free interest rate of 4.35%. The estimated fair value of $20,000 was recorded as debt discount and amortized to interest expense over the remaining commitment term of the financing agreement. In 2006, the warrant was converted into a warrant to purchase 2,870 shares of common stock at a price of $7.74. As of December 31, 2008, these warrants remained outstanding and exercisable.
     In December 2006, in connection with the Symphony Allegro transaction (see Note 9), the Company issued to Holdings a five-year warrant to purchase 2,000,000 shares of the Company’s common stock at $9.91 per share. The warrants issued upon closing were assigned a value of $10.7 million in accordance with the Black-Scholes option valuation methodology assuming an exercise price of $9.91, an expected volatility of 80%, an expected life of 5 years, an expected dividend yield of 0% and risk-free interest rate of 4.45%. This fair value has been recorded as a reduction to the noncontrolling interest in Symphony Allegro. This warrant remains outstanding at December 31, 2008.
     In March 2008, in connection with the registered direct equity issuance to Bio*One described in Note 1, the Company issued a warrant to Bio*One to purchase up to 375,000 of additional shares of Alexza common stock at a purchase price per share of $8.00. As outlined in the agreement, the warrant was subject to the same price adjustment as the common stock sale, and effective January 1, 2009 the warrant was adjusted to purchase 415,522 shares at a purchase price of $7.22 per share. The Company committed to initiate and maintain manufacturing operations in Singapore, and the warrant was to become exercisable only if the Company terminates operations in Singapore or does not achieve certain performance milestones. The warrant has a maximum term of 5 years. Net proceeds from the sale of the stock and warrant were approximately $9.84 million after deducting offering expenses. The warrant has been recorded as equity in accordance with the provisions of EITF Issue No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock. The settlement of the warrant is within the Company’s control. Specifically, the Company shall use commercially reasonable efforts to maintain an effective registration statement. However, if the registration statement is not effective at the time the warrant is exercised, then the holder is only able to exercise the warrant by means of a cashless exercise. In December 2008, the Company did not meet its defined performance milestone, and as a result the warrant became fully exercisable. This warrant remains outstanding at December 31, 2008.
13. Equity Incentive Plans
2005 Equity Incentive Plan
     In December 2005, the Company’s Board of Directors adopted the 2005 Equity Incentive Plan (the “2005 Plan”) and authorized for issuance thereunder 1,088,785 shares of common stock. The 2005 Plan became effective upon the closing of the Company’s initial public offering on March 8, 2006. The 2005 Plan is an amendment and restatement of the Company’s previous stock option plans. Stock options issued under the 2005 Plan generally vest over 4 years, vesting is generally based on service time, and have a maximum contractual term of 10 years.

     In the third quarter of 2006, the Company began issuing restricted stock units to non-officer employees. Beginning in 2009, the Company began issuing restricted stock units to both officers and to non-employee directors. Restricted stock unit issuances to non-employee directors were made in lieu of paying cash director fees. Restricted stock units granted to officer or non-officer employees generally vest over a four-year period from the grant date. Restricted stock units granted to non-employee directors generally vest one year after the date of grant. Prior to vesting, restricted stock units do not have dividend equivalent rights, do not have voting rights and the shares underlying the restricted units are not considered issued and outstanding. Shares are issued on the date the restricted stock units vest.
     The 2005 Plan provides for annual reserve increases on the first day of each fiscal year commencing on January 1, 2007 and ending on January 1, 2015. The annual reserve increases will be equal to the lesser of (i) 2% of the total number of shares of the Company’s common stock outstanding on December 31 of the preceding calendar year, or (ii) 1,000,000 shares of common stock. The Company’s Board of Directors has the authority to designate a smaller number of shares by which the authorized number of shares of common stock will be increased prior to the last day of any calendar year. In May 2008, the Company’s stockholders approved an amendment to the plan to increase the number of shares of the Company’s stock reserved for issuance under the 2005 Plan by an additional 1,500,000 shares.
2005 Non-Employee Directors’ Stock Option Plan
     In December 2005, the Company’s Board of Directors adopted the 2005 Non-Employee Directors’ Stock Option Plan (the “Directors’ Plan”) and authorized for issuance thereunder 250,000 shares of common stock. The Directors’ Plan became effective immediately upon the closing of the Company’s initial public offering on March 8, 2006. The Directors’ Plan provides for the automatic grant of nonstatutory stock options to purchase shares of common stock to the Company’s non-employee directors, which vest over four years and have a term of 10 years. The Directors’ Plan provides for an annual reserve increase to be added on the first day of each fiscal year, commencing on January 1, 2007 and ending on January 1, 2015. The annual reserve increases will be equal to the number of shares subject to options granted during the preceding fiscal year less the number of shares that revert back to the share reserve during the preceding fiscal year. The Company’s Board of Directors has the authority to designate a smaller number of shares by which the authorized number of shares of common stock will be increased prior to the last day of any calendar year.

     The following table sets forth the summary of stock option activity under the Equity Incentive Plans:

	Outstanding Options
	Number of	Weighted Average
	Shares	Exercise Price
Options granted	298,351	$0.34
Options exercised	(9,090)	$0.22

Balance as of December 31, 2001	289,261	$0.34
Options granted	210,777	$1.03
Options exercised	(65,942)	$0.84
Options forfeited	(10,909)	$0.22

Balance as of December 31, 2002	423,187	$0.61
Options granted	703,486	$1.10
Options exercised	(74,904)	$0.60
Options forfeited	(50,092)	$0.57

Balance as of December 31, 2003	1,001,677	$0.95
Options granted	893,952	$1.10
Options exercised	(100,192)	$0.74
Options forfeited	(132,641)	$1.08

Balance as of December 31, 2004	1,662,796	$1.04
Options granted	824,035	$2.86
Options exercised	(380,501)	$0.94
Options forfeited	(98,310)	$1.08

Balance as of December 31, 2005	2,008,020	$1.80
Options granted	848,075	$7.71
Options exercised	(160,662)	$1.28
Options forfeited	(82,938)	$2.00
Options cancelled	(1,453)	$8.64

Balance as of December 31, 2006	2,611,042	$5.23
Options granted	1,054,656	$9.10
Options exercised	(204,423)	$2.11
Options forfeited	(249,536)	$6.98
Options cancelled	(4,875)	$6.60

Balance as of December 31, 2007	3,206,864	$6.56
Options granted	1,472,171	$5.26
Options exercised	(104,428)	$1.55
Options forfeited	(190,284)	$7.20
Options cancelled	(200,975)	$7.81

Balance as of December 31, 2008	4,183,348	$6.14

Options exercisable at:
December 31, 2006	901,425	$4.74
December 31, 2007	1,365,538	$5.54
December 31, 2008	1,950,662	$6.02
     The total intrinsic value of options exercised during the years ended December 31, 2008, 2007, and 2006 was $463,000, $1,662,000, and $1,003,000, respectively. None of the Company’s options have expired.

     Information regarding the stock options outstanding at December 31, 2008 is summarized below:

	Outstanding			Exercisable
		Remaining			Remaining
		Contractual	Aggregate		Contractual	Aggregate
	Number	Life	Intrinsic	Number	Life	Intrinsic
Exercise Price	of Shares	(In Years)	Value	of Shares	(In Years)	Value
$1.10 - 1.38	606,087	5.89	$1,197,000	539,132	5.87	$1,068,000
2.64 - 4.24	243,680	8.58	4,000	58,624	7.03	—
4.35 - 4.35	523,700	9.52	—	—	—	—
4.41 - 6.24	482,900	9.35	—	5,466	9.40	—
6.55 - 7.20	597,323	7.85	—	348,338	7.76	—
7.30 - 7.90	155,722	8.75	—	58,854	8.67	—
8.00 - 8.00	600,457	5.63	—	530,430	5.45	—
8.01 - 8.89	625,420	8.46	—	236,620	8.41	—
8.91 - 11.70	348,059	8.15	—	173,198	8.09	—

	4,183,348	7.82	$1,201,000	1,950,662	6.73	$1,068,000

     The intrinsic value is calculated as the difference between the market value as of December 31, 2008 and the exercise price of the shares. The market value as of December 31, 2008 was $3.17 as reported by the NASDAQ Stock Market.
     Information with respect to nonvested share units (restricted stock units) as of December 31, 2008 is as follows:

		Weighted
	Number	Average
	of	Grant - Date
	Shares	Fair Value
Outstanding at January 1, 2006	—	$—
Granted	34,680	7.00
Released	—	—
Forfeited	(600)	7.00

Outstanding at December 31, 2006	34,080	7.00
Granted	74,575	8.89
Released	(8,245)	7.00
Forfeited	(7,285)	7.71

Outstanding at December 31, 2007	93,125	8.42
Granted	112,423	4.35
Released	(23,443)	8.33
Forfeited	(10,151)	7.00

Outstanding at December 31, 2008	171,954	5.86

     The total intrinsic value of restricted stock units released during the years ended December 31, 2008 and 2007 was $131,000 and $68,000, respectively, the Company did not have any restricted stock units released during the year ended December 31, 2006.
     The Company authorized shares of common stock for issuance under the Plans as follows.

Year	Number of Shares
2001	363,636
2002	770,732
2003	454,545
2004	1,000,000
2005	25,544
2006	1,327,990
2007	676,386
2008	2,174,840
     As of December 31, 2008, 1,330,906 shares remained available for issuance under the 2005 Plan and the Directors’ Plan.
     On January 1, 2009 an additional 693,917 shares were authorized for issuance under the evergreen provisions of the 2005 Plan and the Directors’ Plan.

2005 Employee Stock Purchase Plan
     In December 2005, the Company’s Board of Directors adopted the 2005 Employee Stock Purchase Plan (“ESPP”) and authorized for issuance thereunder 500,000 shares of common stock. The ESPP allows eligible employee participants to purchase shares of the Company’s common stock at a discount through payroll deductions. The ESPP consists of a fixed offering period, generally twenty-four months with four purchase periods within each offering period. Purchases are generally made on the last trading day of each October and April. Employees purchase shares at each purchase date at 85% of the market value of our common stock on their enrollment date or the end of the purchase period, whichever price is lower. The Company issued 305,146, 205,870, and 131, 682 shares at a weighted average prices of $3.84, $6.83, and $6.80 in 2008, 2007, and 2006, respectively.
     The ESPP provides for annual reserve increases on the first day of each fiscal year commencing on January 1, 2007 and ending on January 1, 2015. The annual reserve increases will be equal to the lesser of (i) 1% of the total number of shares of the Company’s common stock outstanding on December 31 of the preceding calendar year, or (ii) 250,000 shares of common stock. The Company’s Board of Directors has the authority to designate a smaller number of shares by which the authorized number of shares of common stock will be increased prior to the last day of any calendar year. On January 1, 2008 and 2007 an additional 250,000 and 238,193 shares, respectively, were reserved for issuance under this provision. At December 31, 2008, 345,495 shares are available for issuance under the ESPP.
     On January 1, 2009 an additional 250,000 shares were reserved for issuance under the ESPP.
14. 401(k) Plan
     The Company sponsors a 401(k) Plan that stipulates that eligible employees can elect to contribute to the 401(k) Plan, subject to certain limitations. Pursuant to the 401(k) Plan, the Company does not match any employee contributions.
15. Government Research Grants
     The Company has been awarded grants from the National Institute of Health (“NIH”) for various research and development projects. The Company’s federal government research grants provide for the reimbursement of qualified expenses for research and development as defined under the terms of each grant. As of December 31, 2008 and 2007, the Company had no NIH grants in place.
16. Income Taxes
     There is no provision for income taxes because the Company has incurred operating losses since inception.
     The reported amount of income tax expense attributable to operations for the year differs from the amount that would result from applying domestic federal statutory tax rates to loss before income taxes from operations as summarized below (in thousands):

	Year Ended December 31,
	2008	2007	2006
	(In thousands)
Federal tax benefit at statutory rate	$(19,873)	$(15,321)	$(14,214)
State tax benefit net of federal effect	(3,402)	(2,629)	(2,436)
Research and development credits	(2,693)	(3,538)	(1,189)
Other permanent differences	19	20	17
Share-based compensation	1,450	274	543
Change in valuation allowance	24,567	21,193	17,317
Other	(68)	1	(38)

Total	$—	$—	$—

     Deferred income taxes reflect the net tax effects of the temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amount used for income tax purposes. The deferred tax asset was calculated using an effective tax rate of 40%. Significant components of the Company’s deferred tax assets are as follows:

	December 31,
	2008	2007
	(In thousands)
Federal and state net operating loss carryforwards	$58,451	$60,516
Federal and state research and development credit carryforwards	10,210	7,093
Accrued liabilities	2,736	287
Capitalized research and development costs	23,216	829
Other	42	678

Total deferred tax assets	94,655	69,403
Valuation allowance	(94,655)	(69,403)

Net deferred tax assets	$—	$—

     The Company’s accounting for deferred taxes under SFAS No. 109, Accounting for Income Taxes, involves the evaluation of a number of factors concerning the realizability of the Company’s net deferred tax assets. The Company primarily considered such factors as the Company’s history of operating losses, the nature of the Company’s deferred tax assets and the timing, likelihood and amount, if any, of future taxable income during the periods in which those temporary differences and carryforwards become deductible. At present, the Company does not believe that it is more likely than not that the deferred tax assets will be realized; accordingly, a full valuation allowance has been established and no deferred tax asset is shown in the accompanying balance sheets. The valuation allowance increased by approximately $25,252,000 and $20,847,000 during the years ended December 31, 2008 and 2007, respectively.
     As of December 31, 2008 the Company had federal net operating loss carryforwards of approximately $149,137,000. The Company also had federal research and development tax credit carryforwards of approximately $6,862,000. The net operating loss and tax credit carryforwards will expire at various dates beginning in 2020, if not utilized.
     As of December 31, 2008, the Company had state net operating loss carryforwards of approximately $140,525,000, which will begin to expire in 2012. The Company also had state research and development tax credit carryforwards of approximately $4,954,000, which have no expiration, and a Manufacturer’s Investment Credit of $78,000, which will begin to expire in 2009, if not utilized.
     As of December 31, 2008, approximately $455,000 of deferred tax assets is attributable to certain employee stock option deductions and the federal and state net operating loss carryforward has been adjusted accordingly. When realized, the benefit of the tax deduction related to these options will be accounted for as a credit to stockholders’ equity rather than as a reduction of the income tax provision.
     Utilization of the net operating loss carryforwards and credits may be subject to an annual limitation with substantial effect, due to the ownership change limitations provided by the Internal Revenue Code that are applicable if the Company experiences an “ownership change”. That may occur, for example, as a result of the initial public offering aggregated with certain other sales of our stock.
     The Company recognized an, increase to the deferred tax assets in 2007,to decrease its reserve for unrecognized tax benefits as a result of the implementation of FIN 48. Because of the correlative reduction in the Company’s full valuation allowance, this adjustment did not result in a credit to deficit accumulated during development stage. During 2008, the Company performed an analysis of its research and development credits. As a result of this analysis, the Company decreased its reserve for unrecognized tax benefits related to research and development credits from 25% for both federal and state taxes to 10% for federal taxes and 20% for state taxes. Because of the correlative reduction in the Company’s full valuation allowance, this adjustment did not result in a credit to the statement of operations.

     A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

Balance at January 1, 2007	$1,635
Additions based on tax positions taken during a prior period	—
Reductions based on tax positions taken during a prior period	—
Additions based on tax positions taken during the current period	611
Reductions based on tax positions taken during the current period	—
Reductions related to settlement of tax matters	—
Reductions related to a lapse of applicable statute of limitations	—

Balance at December 31, 2007	$2,246
Additions based on tax positions taken during a prior period	—
Reductions based on tax positions taken during a prior period	(1,067)
Additions based on tax positions taken during the current period	401
Reductions based on tax positions taken during the current period	—
Reductions related to settlement of tax matters	—
Reductions related to a lapse of applicable statute of limitations	—

Balance at December 31, 2008	$1,580

     The Company has not incurred any interest or penalties as of December 31, 2008. The Company does not anticipate any significant change within 12 months of this reporting date of its uncertain tax positions. The Company is subject to taxation in the US and various states jurisdictions. There are no ongoing examinations by taxing authorities at this time. The Company’s various tax years starting with 2000 to 2007 remain open in various taxing jurisdictions.
17. Development Agreement
     In October 2005, the Company entered into a development agreement with Autoliv ASP, Inc. (“Autoliv”) for the development of heat packages that can be incorporated into the Company’s proprietary single dose drug delivery device for sale by the Company. Under the terms of the development agreement, Autoliv and the Company agreed to contribute $2,500,000 each toward the development efforts. The Company’s contribution was expected to include approximately $1,750,000 for purchases of equipment and $750,000 for co-development efforts. Equipment purchased by the Company is owned by the Company. In 2008, 2007 and 2006 the Company paid $83,000, $334,000 and $333,000, respectively, to Autoliv for co-development fees under the agreement.
     On November 2, 2007, the Company entered into a Manufacturing and Supply Agreement, (“Supply Agreement”), with Autoliv relating to the commercial supply of heat packages that can be incorporated into its Staccato device (the “Chemical Heat Packages”). Under the terms of the Supply Agreement, Autoliv will develop a manufacturing line capable of producing 10 million Chemical Heat packages a year. The Company will pay Autoliv $12 million upon the earlier of December 31, 2011, or 60 days after the approval by the FDA of an NDA filed by the Company. If either party terminates the Supply Agreement the Company will be required to reimburse Autoliv for certain expenses related to the equipment and tooling used in the production and testing of the Chemical Heat Packages up to $12 million. Upon either payment, Autoliv will be required to transfer possession and ownership of such equipment and tooling to the Company. The Company estimates the amount of work performed on the development of the manufacturing line and recognizes a portion of the total payment related to the manufacturing line as a capital asset and a corresponding non-current liability. As of December 31, 2008, the Company has recorded a fixed asset and a non-current liability of $600,000 related to its commitment to Autoliv for the development of the manufacturing line.
     Autoliv has agreed to manufacture, assemble and test the Chemical Heat Packages solely for the Company in conformance with the Company’s specifications. The Company will pay Autoliv a specified purchase price, which varies based on annual quantities ordered by the Company, per Chemical Heat Package delivered. The initial term of the Supply Agreement expires on December 31, 2012 and may be extended by mutual written consent. The Supply Agreement provides that during the term of the Supply Agreement, Autoliv will be the Company’s exclusive supplier of the Chemical Heat Packages. In addition, the Supply Agreement grants Autoliv the right to negotiate for the right to supply commercially any second generation chemical heat package (a “Second Generation Product”) and provides that the Company will pay Autoliv certain royalty payments if the Company manufactures Second Generation Products itself or if the Company obtains Second Generation Products from a third party manufacturer. Upon the expiration or termination of the Supply Agreement the Company will be required, on an ongoing basis, to pay Autoliv certain royalty payments related to the manufacture of the Chemical Heat Packages by the Company or third party manufacturers. No Chemical Heat Packages have been purchased under this agreement as of December 31, 2008.

18. Subsequent Events
     In January 2009, the Company consolidated its operations, with a primary focus on the continued rapid development of AZ-004. The restructuring included a workforce reduction of 52 employees, representing approximately 33% of the Company’s total workforce In addition, the Company announced that it would not commit additional resources to the development of AZ-003 in 2009 as a result of the termination of the Endo license, development and supply agreement (See Note 9).
19. Quarterly Results (Unaudited)
     The following table is in thousands, except per share amounts:

	Quarter Ended
	March 31	June 30	September 30	December 31
Fiscal 2008
Loss from operations	$(19,155)	$(20,500)	$(21,067)	$(17,998)
Net loss	(18,366)	(20,013)	(20,758)	(17,904)
Net loss attributable to Alexza common stockholders	(14,609)	(14,122)	(14,692)	(15,027)
Basic and diluted net loss per share attributable to Alexza common stockholders	(0.47)	(0.43)	(0.45)	(0.46)
Shares used in computation of basic and diluted net loss per share attributable to Alexza common stockholders	31,225	32,532	32,610	32,821
Fiscal 2007
Loss from operations	$(13,820)	$(14,159)	$(15,136)	$(17,418)
Net loss	(12,998)	(12,922)	(13,717)	(16,273)
Net loss attributable to Alexza common stockholders	(10,916)	(10,278)	(10,752)	(13,173)
Basic and diluted net loss per share attributable to Alexza common stockholders	(0.46)	(0.36)	(0.35)	(0.42)
Shares used in computation of basic and diluted net loss per share attributable to Alexza common stockholders	23,869	28,480	30,975	31,097